Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ANNALY CAPITAL MANAGEMENT, INC.

RIDGEBACK MERGER SUB CORPORATION

and

HATTERAS FINANCIAL CORP.

dated as of

April 10, 2016

i

ii

Annex A	Certain Defined Terms

Annex B	Conditions to the Offer

Annex C	Form of Articles Supplementary Classifying Parent Series E Preferred Stock

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 10, 2016, is by and among Annaly Capital Management, Inc., a Maryland corporation (“Parent”), Ridgeback Merger Sub Corporation, a Maryland corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Hatteras Financial Corp., a Maryland corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.  Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts for U.S. federal income tax purposes;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the outstanding shares of common stock, $0.001 par value per share, of the Company (the “Company Common Stock” or, such shares, “Company Shares”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the Offer, the Parties intend that the Company will be merged with and into Purchaser, with Purchaser being the surviving corporation of such merger (the “Merger”), without the approval of the Company’s stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), on the terms and subject to the conditions set forth in this Agreement, and the Merger shall be governed by and effected pursuant to Section 3-106.1 of the MGCL;

WHEREAS, the Parties intend that the Offer and the Merger, taken together, will qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, in connection with the Merger, (a) each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares (including Company Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer)) will be automatically converted into the right to receive the Common Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL, and (b) each Company Preferred Share issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive the Preferred Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the MGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company (the “Company Special Committee”) formed for the purpose of, among other things, evaluating and making a recommendation to the Company

Board of Directors with respect to this Agreement and the transactions contemplated hereby (the “Transactions”), has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Offer, the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (including such Company Special Committee recommendation, the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of Parent and Purchaser have unanimously approved and declared advisable this Agreement, the Offer, the Merger, the issuance of shares of Parent Common Stock and Parent Series E Preferred Stock in connection therewith and the other Transactions upon the terms and subject to the conditions contained herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.1.           The Offer.

(a)             Terms and Conditions of the Offer.  Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under this Section 1.1 and Section 1.2, as promptly as practicable after the date hereof (but in no event more than twenty (20) business days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each Company Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive, at the election of the holder:  (i) $15.85 in cash (the “Cash Consideration”), (ii) 1.5226 shares of Parent Common Stock (the “Stock Consideration”), or (iii) $5.55 in cash and 0.9894 shares of Parent Common Stock (the “Mixed Consideration”) (each of the Cash Consideration, Stock Consideration and Mixed Consideration, as applicable, the “Offer Consideration”), in each case subject to proration as set forth in Section 1.1(c) and the other provisions of this Article I.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the holders of Company Shares as and to the extent required by the Exchange Act.  The Offer to Purchase will contain  the terms and conditions set forth in this Agreement and in Annex B.  Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.  The Offer shall be subject only to:

(i)          the condition that, prior to the expiration of the Offer, there being validly tendered (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the depositary for the Offer) and not validly withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Purchaser (if any), represents one (1) Company Share more than two-thirds (66 2/3%) of all then-outstanding Company Shares (the “Minimum Condition”); and

(ii)         the other conditions set forth in Annex B.

(b)             Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive any of the conditions set forth in clauses (A), (B), (C), (D), (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B (provided that Parent shall (and shall cause Purchaser to) waive any of the conditions set forth in clauses (E)(5)(ii), (E)(6)(i), (G)(1), (G)(2) or (G)(3) of Annex B upon the written request of the Company), or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the consideration in the Offer or the number of Company Shares sought in the Offer (unless an appropriate adjustment is made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(e), (D) imposes conditions to the Offer other than those set forth in Annex B, or (E) amends or modifies any other term of, or condition to, the Offer in any manner that is adverse to the holders of Company Shares.

(c)           Elections; Proration; Fractional Shares.

(i)          Subject to the other provisions of this Section 1.1(c), each holder of Company Shares validly tendered in the Offer shall be entitled to elect (1) the number of Company Shares which such holder desires to exchange for the right to receive the Mixed Consideration (a “Mixed Election,” and such shares, the “Mixed Election Shares”), (2) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election,” and such shares, the “Cash Election Shares”), and (3) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Consideration (a “Stock Election,” and such shares, the “Stock Election Shares”).  Any Cash Election, Stock Election or Mixed Election shall be referred to herein as an “Election,” and shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Offer”), included as part of the letter(s) of election and transmittal accompanying the Offer.  Holders of record of Company Shares who hold such

Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Offer on behalf of their respective beneficial holders.

(ii)         Any Election pursuant to the Offer shall have been properly made only if the depositary for the Offer shall have actually received a properly completed Form of Election in Offer by the expiration date of the Offer.  Any Form of Election in Offer may be revoked or changed by the authorized Person properly submitting such Form of Election in Offer, by written notice received by the depositary for the Offer prior to the expiration date of the Offer.  In the event an Election is revoked prior to the expiration date of the Offer, the Company Shares represented by such Form of Election in Offer shall become Mixed Election Shares (to the extent such Company Shares remain tendered in the Offer and are not validly withdrawn from the Offer), except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to expiration date of the Offer.  Subject to the terms of this Agreement and of the Form of Election in Offer, the depositary for the Offer shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Offers, and any good-faith decisions of the depositary for the Offer regarding such matters shall be binding and conclusive.  None of Parent, Purchaser, the Company or the depositary for the Offer shall be under any obligation to notify any Person of any defect in a Form of Election in Offer.

(iii)        Notwithstanding any other provision contained in this Agreement, the Cash Elections and the Stock Elections shall be subject to proration as described in this Section 1.1(c).

(1)           The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Cash Consideration shall equal 35.0% of the aggregate number of Company Shares tendered in the Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Offer”).

(2)           If the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Cash Shares in Offer, such Cash Elections shall be subject to proration as follows:  for each such Cash Election, the number of Company Shares that shall be exchanged for the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Cash Proration Factor, rounded down to the nearest Company Share.  The “Offer Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Offer and (y) the denominator of which shall be the total number of Cash Election Shares validly tendered and not withdrawn in the Offer.  The Cash Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Cash Consideration in accordance with this Section 1.1(c)(iii)(2) shall instead be exchanged for the right to receive the Stock Consideration.

(3)           The maximum number of Company Shares validly tendered and not validly withdrawn in the Offer which shall be eligible to receive the Stock Consideration shall equal 65.0% of the aggregate number of Company Shares tendered in the

Offer (and not validly withdrawn) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Offer”).

(4)           If the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer exceeds the Maximum Stock Shares in Offer, such Stock Elections shall be subject to proration as follows: for each such Stock Election, the number of Company Shares that shall be exchanged for the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares validly tendered and not validly withdrawn in the Offer multiplied by (B) the Offer Stock Proration Factor, rounded down to the nearest Company Share.  The “Offer Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Offer and (y) the denominator of which shall be the total number of Stock Election Shares validly tendered and not withdrawn in the Offer.  The Stock Election Shares validly tendered and not validly withdrawn in the Offer that are not exchanged for the right to receive the Stock Consideration in accordance with this Section 1.1(c)(iii)(4) shall instead be exchanged for the right to receive the Cash Consideration.

(iv)       All prorations resulting from either Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares who validly tenders Cash Election Shares or Stock Election Shares, as applicable, bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by such holder of Company Shares bears to all Cash Election Shares or Stock Election Shares, as applicable, validly tendered in the Offer (and not validly withdrawn) by all holders of Company Shares.

(v)        Each Company Share validly tendered into the Offer (and not validly withdrawn) but which is not the subject of a valid Election (a “No Election Share”) received prior to the expiration of the Offer shall be deemed to be a Mixed Election Share.  In no event shall any Mixed Election Shares or No Election Shares be subject to proration pursuant to Section 1.1(c)(iii)(2) or Section 1.1(c)(iii)(4).

(vi)       In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Shares who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all Company Shares validly tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

(d)             Adjustments to the Offer.  The Mixed Consideration, the Cash Consideration, the Stock Consideration, the Maximum Cash Shares in Offer, the Offer Cash Proration Factor, the Maximum Stock Shares in Offer and the Offer Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Shares that are validly tendered pursuant to the Offer.  Nothing in this Section 1.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e)             Expiration and Extension of the Offer.

(i)          Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, Eastern Time, at the end of the twentieth (20th) business day (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).  In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)         Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement:

(A)          Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE, in any such case, which is applicable to the Offer or the Merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(B)          in the event that any of the conditions to the Offer (other than the Minimum Condition) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for one or more consecutive increments of not more than ten (10) business days each (or for such longer period as may be agreed by the Company) in order to permit the satisfaction of such conditions to the Offer (for the avoidance of doubt, other than the Minimum Condition);

(C)          if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition) shall have been satisfied or waived and the Minimum Condition shall not have been satisfied, Purchaser may, and, at the written request of the Company, Purchaser shall (and Parent shall cause Purchaser to), extend the Offer for one or more consecutive increments of not more than ten (10) business days each (or for such longer period as may be agreed by the Company); provided, that in no event shall Purchaser be required to extend the expiration date of the Offer more than two (2) times pursuant to this clause (C); and

(D)          Purchaser may extend the Offer for any period necessary to satisfy the notice requirements contained in Section 3-106.1(e)(1) of the MGCL (the “Maryland Short Form Merger Notice”);

provided, however, that (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX (subject, in the case of Section 9.1(h), to Purchaser’s rights and obligations to extend the Offer pursuant to this Section 1.1(e)(ii)), and (2) Purchaser shall not be required to extend the Offer beyond the Outside Date.

(iii)        Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

(iv)       Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

(f)              Payment for Company Shares.  On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”).  Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common Stock necessary to pay for any Company Shares that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any Company Shares if, as a result, Purchaser would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition.  The consideration in the Offer payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash or shares of Parent Common Stock, as applicable, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.  The Company shall register (and shall use its reasonable best efforts to cause its transfer agent to register) the transfer of Company Shares accepted for payment immediately after the Acceptance Time (such registration to be effective as of the Acceptance Time).

(g)             Schedule TO; Offer Documents; Form S-4.

(i)          As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall:

(1)           file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter(s) of election and transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(2)           deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(3)           give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(4)           subject to the Company’s compliance with Section 1.2, cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act; and

(5)           cause the Maryland Short Form Merger Notice to be given to all holders of Company Shares with the Offer Documents, unless the Maryland Short Form Merger Notice has been given to all holders of Company Shares prior to the date the Offer is first commenced.

(ii)         Concurrently with the filing of the Offer Documents with the SEC, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger and to register the shares of Parent Series E Preferred Stock that will be issued in the Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii)        The Offer Documents and the Form S-4 shall include the Maryland Short Form Merger Notice (whether as an exhibit or otherwise) if the Maryland Short Form Merger Notice has not been disseminated prior to the date the Offer is first commenced and may include a description of the determinations, approvals and recommendations of the Company Board of Directors, the Company Special Committee and the Company described in this Agreement (and a change to such determinations, approvals and recommendations to the extent applicable at the relevant time).  Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger.  The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries (including financial information) that is required by applicable Law or the rules of the SEC and its staff to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(g), including providing such reasonable cooperation and information as may be necessary or appropriate to include pro forma financial statements in the Offer Documents and the Form S-4 in accordance with the rules of the SEC and its staff.  Parent, Purchaser and the Company shall reasonably cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Laws.  Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or by the NYSE.  Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).  Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Sections 6.3(d) and (e), Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good-faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2.           Company Actions.

(a)             Company Determinations, Approvals and Recommendations.  The Company hereby approves and consents to the Offer upon the terms and subject to the conditions contained in this Agreement and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board of Directors, upon the unanimous recommendation of the Company Special Committee, has unanimously, upon the terms and subject to the conditions set forth herein:

(i)          determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders;

(ii)         determined that the Offer, the Merger and the other Transactions are advisable;

(iii)        approved the Offer, the Merger and the other Transactions and the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions, upon the terms, and subject to the conditions, contained herein; and

(iv)       resolved to make the Company Board Recommendation.

The Company hereby approves and consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Form S-4.  In addition, the Offer Documents and Form S-4 may include the fairness opinion of the Company’s financial advisor referenced in Section 4.21 and any information that may be required to be provided to holders of Company Shares by the MGCL.

(b)             Schedule 14D-9.  The Company shall (i) file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Shares promptly after commencement of the Offer.  The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law.  To the extent requested by the Company or Parent, Parent shall cause the initial Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares (to the extent required by applicable Laws) together with the Offer Documents.  Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b).  Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws.  Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws.  Unless the Company Board of Directors or the Company Special Committee has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable).  Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good-faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent,

Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments.  Unless the Company Board of Directors has effected a Change of Recommendation to the extent permitted by Section 6.3(d) and Section 6.3(e), the Company shall include the Company Board Recommendation in the Schedule 14D-9.  The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.21 and any information that may be required to be provided to holders of Company Shares by the MGCL.

(c)           Company Information.  In connection with the Offer and the Merger (including to enable Parent to disseminate the Maryland Short Form Merger Notice promptly after the date hereof), the Company shall, or shall use reasonable best efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including lists of stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer, the Merger and the Maryland Short Form Merger Notice to the holders of Company Shares.  Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and the Maryland Short Form Merger Notice and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser (and their respective agents) shall:

(i)          hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)         use such information only in connection with the Offer and the Merger; and

(iii)        if this Agreement shall be terminated pursuant to Article IX,  promptly return to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1.           The Merger; Effects of the Merger.  Promptly following the Acceptance Time, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as reasonably practicable without a meeting of the stockholders of the Company as permitted by Section 3-106.1 of the MGCL and otherwise as provided in this Article II.  Without limiting the foregoing, the Merger shall be governed by Section 3-106.1 of the MGCL and the Merger shall be effected at the Closing in accordance herewith.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, the Company shall be merged with and into Purchaser, whereupon the separate existence of the Company will cease, with Purchaser surviving the Merger (Purchaser, as the surviving corporation of the Merger, sometimes being referred to herein as the “Surviving Corporation”).  As a result of the Merger, the Surviving Corporation shall be a wholly owned Parent Subsidiary.  The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, obligations, liabilities and duties of the Company and Purchaser shall become the debts, obligations, liabilities and duties of the Surviving Corporation.

Section 2.2.           The Closing.  The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable following the Acceptance Time, and in any case no later than the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that, for the avoidance of doubt, the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Short Form Merger Notice as provided in this Agreement.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3.           Effective Time.  At the Closing, the Parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the Parties shall make all other filings or recordings required under the MGCL in connection with the Merger.  The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Maryland Department) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.4.           Governing Documents.  At the Effective Time, subject to Section 7.4, the charter and bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the charter and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws, provided that the name of the Surviving Corporation shall be “Hatteras Financial Corp.” (as may be changed thereafter).

Section 2.5.           Directors and Officers of the Surviving Corporation.(a)              The directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation.

(b)             The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation.

Section 2.6.           Tax Consequences.  It is intended that, for U.S. federal income tax purposes, (a) the Offer and the Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.           Treatment of Capital Stock.

(a)             Treatment of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to any applicable withholding Tax, each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive, without interest, at the election of the holder: (i) the Cash Consideration, (ii) the Stock Consideration, or (iii) the Mixed Consideration (in each case, the “Common Merger Consideration”), in each case subject to proration as set forth in Section 3.1(e) and the other provisions of this Article III.  From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Common Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Shares have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b)             Treatment of Certain Company Common Stock.  At the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time that is owned by Parent or Purchaser (including Company Shares accepted for payment by Purchaser pursuant to the Offer) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c)             Treatment of Purchaser Shares.  At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation.

(d)             Treatment of Company Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the

Company or of Purchaser, subject to any applicable withholding Tax, each share of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Company Preferred Stock” or such shares, the “Company Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one newly issued share of Parent Series E Preferred Stock (the “Preferred Merger Consideration”), subject to the provisions of this Article III.  From and after the Effective Time, all such Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration therefor upon the surrender of such Company Preferred Shares in accordance with Section 3.2.

(e)           Elections; Proration.

(i)          Subject to the other provisions of this Section 3.1(e), each holder of Company Shares as of immediately prior to the consummation of the Merger (other than Cancelled Shares) shall be entitled to elect (1) a number of Cash Election Shares, (2) a number of Stock Election Shares, and (3) a number of Mixed Election Shares.  Any Cash Election, Stock Election or Mixed Election shall be made on a form for that purpose prepared by Parent that is reasonably acceptable to the Company (a “Form of Election in Merger”), which shall be mailed to such holders of Company Shares promptly after the Closing Date (such date, the “Mailing Date”).  The deadline for submitting an effective, properly completed Form of Election in Merger to the Exchange Agent shall be 5:00 p.m., Eastern Time, on the 20th day following the Mailing Date (or such other time and date as the Parties may mutually agree) (the “Election Deadline”).  Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election in Merger on behalf of their respective beneficial holders.

(ii)         Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Form of Election in Merger by the Election Deadline.  Any Form of Election in Merger may be revoked or changed by the authorized Person properly submitting such Form of Election in Merger, by written notice received by the Exchange Agent prior to the Election Deadline.  In the event a Form of Election in Merger is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election in Merger shall become Mixed Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such Company Shares prior to the Election Deadline.  Subject to the terms of this Agreement and of the Form of Election in Merger, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Form of Election in Merger, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent, Purchaser, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election in Merger.

(iii)        Notwithstanding any other provision contained in this Agreement, the Cash Election Shares and Stock Election Shares eligible to receive Common Merger

Consideration pursuant to Section 3.1(a) shall be subject to proration as described in this Section 3.1(e).

(1)           The maximum number of Company Shares which shall be eligible to receive the Cash Consideration pursuant to Section 3.1(a) shall equal 35.0% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Cash Shares in Merger”).

(2)           If the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Cash Shares in Merger, such Cash Elections shall be subject to proration as follows:  For each such Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest Company Share.  The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Cash Shares in Merger and (y) the denominator of which shall be the aggregate number of Cash Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a).  The Cash Election Shares that were not converted into the right to receive the Cash Consideration in accordance with this Section 3.1(e)(iii)(2) shall be converted into the right to receive the Stock Consideration.

(3)           The maximum number of Company Shares which shall be eligible to receive the Stock Consideration pursuant to Section 3.1(a) shall equal 65.0% of the aggregate number of Company Shares entitled to receive Common Merger Consideration pursuant to Section 3.1(a) (excluding Mixed Election Shares and No Election Shares) (the “Maximum Stock Shares in Merger”).

(4)           If the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) exceeds the Maximum Stock Shares in Merger, such Stock Elections shall be subject to proration as follows:  For each such Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (A) the total number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a) multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest Company Share.  The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Maximum Stock Shares in Merger and (y) the denominator of which shall be the aggregate number of Stock Election Shares eligible to receive Common Merger Consideration pursuant to Section 3.1(a).  The Stock Election Shares that were not converted into the right to receive the Stock Consideration in accordance with this Section 3.1(e)(iii)(4) shall be converted into the right to receive the Cash Consideration.

(iv)       All prorations resulting from either Section 3.1(c)(iii)(2) or Section 3.1(c)(iii)(4) shall be applied on a pro rata basis, such that each holder of Company Shares bears its proportionate share of the proration, based on a percentage of the total Cash Election Shares or Stock Election Shares, as applicable, elected by such holder of Company Shares bears to all

Cash Election Shares or Stock Election Shares, as applicable, elected by holders of Company Shares in the Merger.

(v)        Each Company Share eligible to receive the Common Merger Consideration pursuant to Section 3.1(a) for which an election shall not have been properly made by the Election Deadline shall be deemed to be a Mixed Election Share and shall only be entitled to the right to receive the Mixed Consideration in accordance with Section 3.1(a).  In no event shall any Mixed Election Shares be subject to proration pursuant to Section 3.1(e)(iii)(2) or Section 3.1(e)(iii)(4).

(f)              Adjustment to Merger Consideration.  The Merger Consideration, Maximum Cash Shares in Merger, Merger Cash Proration Factor and Merger Stock Proration Factor shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Shares, Company Preferred Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time.  Nothing in this Section 3.1(f) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2.           Payment for Securities; Surrender of Certificates.

(a)             Exchange Fund.  Prior to the Effective Time, Parent or Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the holders of Company Shares and Company Preferred Shares for the purpose of receiving and holding their Form of Election in Merger, Certificates and BookEntry Shares and shall obtain no rights or interests in the shares represented thereby.  At or immediately after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock and Parent Series E Preferred Stock issuable pursuant to Section 3.1(a) and Section 3.1(d), respectively, in bookentry form equal to the aggregate Parent Common Stock portion of the Common Merger Consideration (excluding any Fractional Share Consideration) and the aggregate Preferred Merger Consideration, respectively, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f) (such evidence of bookentry shares of Parent Common Stock and Parent Series E Preferred Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares and Company Preferred Shares.  In the event the Exchange Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 3.2(f), Parent shall, or shall cause the Surviving Corporation to, promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the shortfall that is required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or BookEntry Shares pursuant to this Article III.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b)             Procedures for Surrender.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares or Company Preferred Shares, as applicable (the “Certificates”), or noncertificated Company Shares or Company Preferred Shares, as applicable, represented by bookentry (“BookEntry Shares”) and whose Certificates and Book-Entry Shares, as applicable, were converted pursuant to Section 3.1 into the right to receive the applicable Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or BookEntry Shares in exchange for payment of the applicable Merger Consideration into which such Company Shares or Company Preferred Shares, as applicable, have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or BookEntry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or BookEntry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article III, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each Company Share formerly represented by such Certificate or BookEntry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the Election Deadline and the determination of proration pursuant to Section 3.1(e) or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or BookEntry Share, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or BookEntry Share so surrendered shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or BookEntry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Notwithstanding anything herein to the contrary, at Parent’s election, Parent may instruct the Exchange Agent to automatically convert Book-Entry Shares into the applicable Merger Consideration without any required action on the part of the holders of such Book-Entry Shares.  If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.  Payment of the applicable Merger Consideration with respect to BookEntry Shares shall only be made to the Person in whose name such BookEntry Shares are registered.  Until surrendered as contemplated by this Section 3.2, each Certificate and BookEntry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), in each case without interest thereon.

(c)             Transfer Books; No Further Ownership Rights in Company Shares or Company Preferred Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Preferred Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares or Company Preferred Shares, as applicable, except as otherwise provided for herein.  If, after the Effective Time, Certificates or BookEntry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)             Termination of Exchange Fund; No Liability.  At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or BookEntry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates or BookEntry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any holder of a Certificate or BookEntry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)             Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f).

(f)              Dividends or Other Distributions with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or BookEntry Share with respect to the shares of Parent Common Stock issuable hereunder (for the avoidance of doubt, only with respect to the Common Merger Consideration), and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or BookEntry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate or BookEntry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3.           Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 3.4.           Treatment of Company Equity Awards.

(a)             At the Effective Time, each Vested RSA shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Vested RSA becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Mixed Consideration in respect of each share of Company Common Stock subject to such Vested RSA immediately prior to the Effective Time, less applicable Tax withholdings. The applicable Taxes required to be withheld shall first reduce the cash portion of the aggregate

Mixed Consideration to be received by a holder of Vested RSAs in respect of such Vested RSAs and, if the cash portion of the aggregate Mixed Consideration is not sufficient to satisfy such Taxes, any shortfall shall be satisfied by reducing the stock portion of the aggregate Mixed Consideration to be received by a holder of Vested RSAs in respect of such Vested RSAs, with the value of the stock portion for purposes of such deduction determined based on the Parent Trading Price.  Any holder of a Vested RSA who becomes entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by all Company RSAs held by such individual) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, less any applicable Tax withholding, payable in accordance with Section 3.4(d).

(b)             At the Effective Time, each Rollover RSA shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock award (each, a “Converted RSA”) with respect to a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock subject to the Rollover RSA immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.  Each Converted RSA shall vest in accordance with the terms of the consulting agreement between each holder of Converted RSAs and Parent dated as of the date hereof and shall otherwise have the same terms and conditions of the corresponding Rollover RSA.

(c)             Prior to the Effective Time, the Company Board of Directors (or the appropriate committee(s) thereof) shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

(d)             The Parties will coordinate to cause any cash payments required pursuant to this Section 3.4 to be made through the applicable payroll system no later than twenty-one (21) days after the Effective Time.

Section 3.5.           Withholding.  Parent, Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law.  To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.6.           Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or BookEntry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price.

ARTICLE IV

REPRESENTATIONS AND
 WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed with or furnished to the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (b) in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent as set forth below:

Section 4.1.                                 Qualification, Organization, Subsidiaries, etc.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof.  The Company Governing Documents are in full force and effect and the Company is not in violation of either of the Company Governing Documents.  The Company has made available to Parent complete and accurate copies of the charter and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each as currently in effect.

(b)                                 Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.  All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

Section 4.2.                                 Capitalization.

(a)                                 The authorized capital stock of the Company consists of 200,000,000 Company Shares and 25,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Base Preferred Stock”). As of April 7, 2016 (the “Company Capitalization Date”), (i)(A) 94,529,206 Company Shares were issued and outstanding (including 932,531 Company Shares underlying Company RSAs), (B) 11,500,000 shares of the Company Base Preferred Stock were issued and outstanding, consisting of 11,500,000 shares of Company Preferred Stock, and (C) no Company Shares were held, directly or indirectly, by the Company Subsidiaries, and (ii) 1,142,889 Company Shares were reserved for issuance pursuant to the Company Equity Plans.  All the outstanding Company Shares and Company Preferred Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.  There are outstanding 280,000 phantom units (the “Phantom Units”) that correspond on a one for one basis to the common membership units in Wind River TRS LLC (the “Membership Units”).

(c)                                  Except as set forth in Section 4.2(a) and Section 4.2(b) above, as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a)

above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for, or that correspond to, such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.  Except as set forth in Section 4.2(a) and Section 4.2(b) above, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal or right of first offer with respect to, (4) requiring the registration for sale of, or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d)                                 Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)                                  There are no voting trusts or other agreements or commitments to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

(f)                                   Assuming that Parent and Purchaser comply with the provisions of Section 1.1(g)(i)(5) and the terms of the Parent Series E Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no holders of Company Common Stock or Company Preferred Stock have the right to demand as a result of the Merger or otherwise the fair value of their shares in accordance with the MGCL.

Section 4.3.                                 Corporate Authority.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department.  On or prior to the date hereof, at a meeting duly called and held, the Company Board of Directors, acting upon the unanimous recommendation of the Company

Special Committee, has unanimously (i) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the Offer, the Merger and the other Transactions advisable, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer.  As of the date hereof, none of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way.

(b)                                 Assuming the Minimum Condition is satisfied and the terms of the Parent Series E Preferred Stock to be issued to the holders of the Company Preferred Stock pursuant to Section 3.1(d) are as set forth in the articles supplementary in the form set forth in Annex C, no vote of the holders of Company Shares, Company Preferred Shares or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger or other Transactions under applicable Law and the Company Governing Documents.

(c)                                  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

(d)                                 Each indemnitee who is an officer or director of the Company and is a party to an indemnification agreement with the Company, a copy of which has been provided to Parent prior to the date hereof, has approved this Agreement for purposes of being the approved “written agreement” referred to in Section 16(c) of such indemnification agreement.

Section 4.4.                                 Governmental Consents; No Violation.

(a)                                 Other than in connection with or in compliance with (i) the provisions of the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisors Act, (v) any applicable requirements of the NYSE or FINRA, (vi) state and local transfer Taxes or state securities or “blue sky” Laws, and (vii) filings, notifications, consents or approvals required by any applicable Governmental Entity or Program Lender as set forth in Section 4.4 of the Company Disclosure Letter (such filings, notifications, consents or approvals set forth in Section 4.4 of the Company Disclosure Letter, the “Required Consents”), no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a) of the Company Disclosure Letter, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or right of amendment to a third party or vesting of any Contract binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.                                 SEC Reports and Financial Statements.

(a)                                 From December 31, 2013, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act (such forms, documents and reports, the “Company SEC Documents”).  As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

(c)                                  Other than (i) the Contracts, transactions and relationships between the Company and the Company Subsidiaries with Fund I that have been made available to Parent prior to the date hereof or that will be entered into as disclosed in Section 6.1 of the Company Disclosure Letter, and (ii) the off-balance sheet financings disclosed in the Company SEC Documents filed or furnished prior to the date hereof or disclosed in Section 6.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d)                                 To the knowledge of the Company, none of the Company SEC Documents is as of the date hereof the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting the Company which has not been adequately addressed.  None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

Section 4.6.                                 Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Since December 31, 2013, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (which disclosure (if any) has been made available to Parent prior to the date hereof) (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2013, neither the Company nor any Company Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

Section 4.7.                                 No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015 (other than any liability for any breaches of Contracts), (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, (d) for liabilities specifically described in Section 4.7(c), and (e) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8.                                 Absence of Certain Changes or Events.

(a)                                 From December 31, 2015 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From December 31, 2015 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business.

(c)                                  From December 31, 2015 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of Parent under, Section 6.1.

Section 4.9.                                 Compliance with Laws; Permits.

(a)                                 The Company and each Company Subsidiary are and have been since December 31, 2013 in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.9(a), the provisions of this Section 4.9(a) shall not apply to matters addressed in Section 4.9(c), Section 4.10, Section 4.11 and Section 4.12.

(b)                                 The Company and the Company Subsidiaries are and since December 31, 2013 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)                                  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2013, neither the Company nor the Company Subsidiaries, in connection with the business of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable domestic or foreign anti-bribery or anti-corruption laws (collectively, “Bribery Legislation”).

(d)                                 Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2013, neither the Company nor the Company Subsidiaries have been subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

(e)                                  The Company and the Company Subsidiaries have taken all necessary action, including filing all necessary claims, and have met all the necessary requirements to qualify for the relief set forth in the no-action letter (No. 12-44) issued by the Commodity Futures Trading Commission Division of Swap Dealer and Intermediary Oversight on December 7, 2012 (“No-Action Letter”).  Prior to the date hereof, the Company has provided Parent with accurate and complete copies of all claims submitted by the Company or any of the Company Subsidiaries pursuant to the No-Action Letter and any other written communications with respect thereto.

Section 4.10.                          Employee Benefit Plans.

(a)                                 Section 4.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plans” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equitybased compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-incontrol, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has any obligation or liability; provided, however, that the Company Benefit Plans shall not include any plans that both (x) do not cover current or former employees of the Company or any of its Subsidiaries and (y) are sponsored or maintained by Atlantic Capital Advisors, LLC or any of its ERISA Affiliates; provided further, however, that the Parties agree that neither the Company nor any of its Subsidiaries shall be deemed an ERISA Affiliate of Atlantic Capital Advisors, LLC for purposes of this Section 4.10(a).  With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder.  No liability under Title IV of ERISA that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the knowledge of the Company no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur a liability that would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole thereunder.  Except as would not result in a material liability to the Company, all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has engaged in a transaction in connection with which the Company or any of the Company Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.  There are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in a material liability.

(c)                                  No Company Benefit Plan (i) is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d)                                 No Company Benefit Plan provides retiree medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries following their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(e)                                  (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) to the knowledge of the Company there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(f)                                   Except as provided under Section 3.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle to compensation or any benefit or result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan, (ii) increase any compensation, equity award or any other benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation, equity award or other benefits or trigger any other material obligation under any Company Benefit Plan, or (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan.

(g)                                  Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(h)                                 Neither the Company nor any Company Subsidiary is a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i)                                     This Section 4.10 constitutes the exclusive representations and warranties of the Company with respect to the subject matter set forth in this Section 4.10.

Section 4.11.                          Tax Matters.

(a)                                 The Company and each Company Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them.  True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2010 have been provided or made available to representatives of Parent.

(b)                                 The Company (i) for its taxable years commencing with the Company’s  taxable year that ended on December 31, 2007 and through and including its taxable year ended December 31, 2015 has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c)                                  Each Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(d)                                 Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e)                                  (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction, and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)                                   Since the Company’s formation, (i) neither the Company nor any Company Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

(g)                                  The Company and each Company Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)                                     Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(k)                                 Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(l)                                     Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)                             Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)                                 The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Offer and Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)                                 Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(p)                                 This Section 4.11 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

Section 4.12.                          Labor Matters(a)   .

(a)                                 Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two years been) subject to a material labor dispute, strike or work stoppage.  There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary.

(b)                                 Except as has not had and not would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are and have been since December 31, 2013 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, within the six (6) months prior to the date of this Agreement that remains unsatisfied.

(c)                                  This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to the matters set forth in this Section 4.12.

Section 4.13.                          Investigation; Litigation.  (a) To the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is subject to any outstanding order, judgment or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.                          Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property used in the conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Person is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.  The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

Section 4.15.                          Real Property.  Neither the Company nor any Company Subsidiary owns any real property.  Neither the Company nor any Company Subsidiary has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as set forth on Section 4.15 of the Company Disclosure Letter.

Section 4.16.                          Material Contracts.

(a)                           Except for this Agreement or exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.16 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.16(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts described in this Section 4.16(a) being referred to herein as the “Material Contract”):

(i)                                     each Contract that contains any non-compete or exclusivity provisions or that otherwise limits in any respect the freedom of the Company, any of the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(ii)                                  any partnership, joint venture, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries), strategic alliance Contract;

(iii)                               other than Contracts providing for the acquisition, purchase, sale or divestiture of mortgage loans, mortgage backed securities and mortgage servicing rights entered into by the Company or the Company Subsidiaries in the ordinary course of business and that are materially consistent with the Contracts or forms of Contract provided to Parent prior to the date hereof, each merger, business combination, acquisition, purchase, sale or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000;

(iv)                              any settlement agreement or similar Contract with a Governmental; Authority or Program Lender imposing operational restrictions or conduct requirements on the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(v)                                 each Contract not otherwise described in any other subsection of this Section 4.16(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

(vi)                              any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(vii)                           each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(viii)                        each Contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000;

(ix)                              each Contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

(x)                                 each material repurchase agreement used or available for use by the Company or the Company Subsidiaries in their business;

(xi)                              other than advances for reimbursable employee expenses or mortgage loans, mortgage backed securities and mortgage servicing rights made, purchased or sold, in each case, in the ordinary course of business, constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary in an amount in excess of $100,000;

(xii)                           each Contract with any of Fund I;

(xiii)                        each Contract between or among the Company or any Company Subsidiary, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand; and

(xiv)                       any Contract not otherwise described in any other subsection of this Section 4.16(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of the Company Subsidiaries.

(b)                                 True and complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof.  Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract where such breach or default has not had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 4.17.                          Mortgage Backed Securities.  As of March 31, 2016, the Company or a Company Subsidiary is the sole owner of each of the mortgage backed securities set forth in Section 4.17 of the Company Disclosure Letter (collectively, the “Company MBS”) and the related certificates and other instruments evidencing ownership of the Company MBS, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (a) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Company MBS or the servicing of the mortgage loans underlying the Company MBS (collectively, the “Company Principal MBS Agreements”) or (b) has received any notice of any default by any master or special servicer of any Company MBS.  There are no material agreements (other than the Company Principal MBS Agreements) between the Company or any Company Subsidiary and the master or special servicer with respect to any series of Company MBS.

Section 4.18.                          Mortgage Loans.

(a)                                 As of March 31, 2016, the Company or a Company Subsidiary is the sole owner of each of the mortgage loans set forth in Section 4.18(a) of the Company Disclosure Letter (collectively, the “Company Mortgage Loans”) and is the sole owner or beneficiary of or under any related notes (collectively, the “Company Mortgage Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Company Mortgage Loans (collectively, the “Company Mortgage Files”), in each case, free and clear of any Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The principal amount of each of the Company Mortgage Loans fully amortizes in accordance with the initial term of the underlying lease collaterally assigned to the applicable mortgage lender as security for such Company Mortgage Loan.

(b)  (i) Each Company Mortgage Loan is subject only to “Permitted Exceptions” which consist of the following:  (A) Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lending institutions generally; (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Company Mortgage Files that have been made available to Parent; and (D) other matters which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) each of the Company Mortgage Loans has generally been serviced in accordance with the terms of the related mortgage note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices, except for events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) there is no delinquency in the payments of principal and interest required to be made under the terms of any Company Mortgage Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Company Mortgage Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Except as disclosed on Section 4.18(c) of the Company Disclosure Letter, the Company has no knowledge of (i) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Mortgage Loan, Company Mortgage Note or other related agreements, (ii) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Company Mortgage Loan or the related Company Mortgage Note, or (iii) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Mortgage or the related Company Mortgage Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19.                          Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and, to the knowledge of the Company, cover against such risks as are customary in all material respects for companies of similar size in the same lines of business and (b) all premiums due thereunder have been paid.  Neither the Company nor any of the Company Subsidiaries has received a notice of cancellation or termination with respect to any material third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

Section 4.20.                          Information Supplied.  The information supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or the information relating to the Company and the Company Subsidiaries incorporated by reference in (and any information relating to the Company obtained from the Company SEC Filings), the Offer Documents, the Form S-4 and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to stockholders or at the time the Form S-4 is declared effective by the SEC or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company SEC Filings.

Section 4.21.                          Opinion of Financial Advisor.  The Company Special Committee] has received an opinion of Goldman, Sachs & Co. (“Goldman Sachs”) to the effect that, as of the date of this Agreement and subject to the various limitations, qualifications and assumptions set forth therein, the Offer Consideration and Common Merger Consideration to be received by the holders of Company Common Stock, other than Parent or Purchaser or any affiliate of Parent or Purchaser, pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock.  A written copy of such opinion will be provided to Parent promptly following receipt by the Company solely for informational purposes.

Section 4.22.                          State Takeover Statutes.  The Company Board of Directors has (a) taken all action necessary to render inapplicable to the Offer and the Merger:  (i) the provisions of Subtitle 6 of Title 3 of the MGCL, (ii) Subtitle 7 of Title 3 of the MGCL, and (iii) to the extent applicable to the Company, any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law; and (b) incorporated the requisite exemptions in the Company Bylaws or by resolution of the Company Board of Directors.  The Company Board of Directors has adopted resolutions exempting the Transactions and the acquisition and ownership of capital stock of the Company by Purchaser and Parent as a result of the Offer and/or the Merger from the limitations on ownership of capital stock of the Company contained in the Company Governing Documents.

Section 4.23.                          Investment Company Act.  Neither the Company nor any of the Company Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 4.24.                          Finders and Brokers.  Other than Goldman Sachs (whose fees are only payable pursuant to the terms of the engagement letter between the Company and Goldman Sachs, a true and complete copy of which has been provided to Parent prior to the date hereof), neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and/or the Merger.

Section 4.25.                          Representations Regarding Fund.  Except as set forth on Section 4.25 of the Company Disclosure Letter, (a) Fund I is being operated and managed in compliance with all applicable Laws, (b) Fund I is not subject to any litigation or, to the knowledge of the Company, any threatened litigation, (c) as of the date hereof, the Company or the Company Subsidiaries have not received any notice of any proposed liquidation of Fund I or the sale of Fund I’s assets, (d) Fund I is not in breach or violation of any of its applicable organizational documents or Contracts and (e) none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, including the Offer and the Merger, will:  (i) violate any provision of the organizational documents of any of Fund I; or (ii) (A) violate any requirements of Law relating to any of Fund I; (B) violate any outstanding order, judgment or decree to which any of Fund I is subject; (C) require an authorization, permit, notification to, consent or approval of, or filing with, to or from any Governmental Entity; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any limited partnership agreement, shareholder agreement or similar Contract relating to Fund I to which the Company or any Company Subsidiary is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any investment advisor agreement, limited partnership agreement or similar Contract relating to Fund I to which the Company or any Company Subsidiary is a party, except, in each case with respect to clauses (a), (b), (d) or (e), for any failure to operate in accordance with applicable Laws, litigation, breach or failure to obtain or make such authorizations, permits, notifications to, consents or approvals or waivers, or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.26.                          No Other Representations.  Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Purchaser or any Representative of Parent or Purchaser makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Except as disclosed (a) in the Parent SEC Documents filed with or furnished to the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature) or (b) in the applicable section of the disclosure letter delivered by

Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser jointly and severally represent and warrant to the Company as set forth below:

Section 5.1.                                 Qualification, Organization, Subsidiaries, etc.

(a)                                 Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Parent is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”).  The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

(b)                                 All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

Section 5.2.                                 Capitalization.

(a)                                 The authorized capital stock of Parent consists of 1,956,937,500 shares of Parent Common Stock, 7,412,500 shares of 7.875% Series A Cumulative Redeemable Preferred Stock (“Parent Series A Preferred Stock”), 4,600,000 shares of 6.00% Series B Cumulative Convertible Preferred Stock (“Parent Series B Preferred Stock”), 12,650,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock (“Parent Series C Preferred Stock”) and 18,400,000 shares of 7.50% Series D Cumulative Redeemable Preferred Stock (“Parent Series

D Preferred Stock”).  As of April 7, 2016 (the “Parent Capitalization Date”), (i)(A) 924,853,133 shares of Parent Common Stock were issued and outstanding, (B) 7,412,500 shares of Parent Series A Preferred Stock were issued and outstanding, (C) no shares of Parent Series B Preferred Stock were issued and outstanding, (D) 12,000,000 shares of Parent Series C Preferred Stock were issued and outstanding, (E) 18,400,000 shares of Parent Series D Preferred Stock were issued and outstanding, and (F) Parent Options covering 1,135,775 Parent Shares were outstanding, and (ii) 259,277 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans.  All the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)                                 Except as set forth in Section 5.2(a) above, as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 5.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights, agreements or commitments for the issuance of shares to which Parent or any of Parent Subsidiaries is a party obligating Parent or any of Parent Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Parent Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

(c)                                  Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)                                 There are no voting trusts or other agreements or commitments to which Parent or any of the Parent Subsidiaries is a party with respect to the voting of the shares or other equity interests of Parent or any of the Parent Subsidiaries.

Section 5.3.                                 Corporate Authority.

(a)                                 Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department.

(b)                                 This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser, respectively, in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.                                 Governmental Consents; No Violation.

(a)                                 Other than in connection with or in compliance with (i) the MGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Investment Advisors Act, (v) state and local transfer Taxes, (vi) Required Consents and (vii) any applicable requirements of the NYSE, FINRA or state securities or “blue-sky” laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity or Program Lender is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any of the Parent Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of the Parent Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary, or (iii) conflict with or violate any Laws applicable to Parent or any of the Parent Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5.                                 SEC Reports and Financial Statements.

(a)                                 From December 31, 2013, Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (such forms, documents and reports the “Parent SEC Documents”).  As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to absence of notes and normal year-end adjustments).

(c)                                  Other than off-balance sheet financings disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)                                 To the knowledge of Parent, none of the Parent SEC Documents is as of the date hereof the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date hereof as to any matters affecting Parent which has not been adequately addressed.  None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

Section 5.6.                                 Internal Controls and Procedures.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since December 31, 2013, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (a) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  Since December 31, 2013, neither Parent nor any Parent Subsidiary has received any material, unresolved, written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or the Parent Subsidiaries or their respective internal accounting controls.  Since the enactment of the Sarbanes-Oxley Act, none of Parent or any Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

Section 5.7.                                 No Undisclosed Liabilities.  Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent disclosed or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2015 included in Parent SEC Documents filed or furnished prior to the date hereof, (b) for off-balance sheet financing as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) as incurred in connection with the preparation, negotiation and consummation of the Transactions contemplated under this Agreement, and (d) for liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.8.                                 Absence of Changes or Events.

(a)                                 From December 31, 2015 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 From December 31, 2015 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in all material respects in the ordinary course of business.

(c)                                  From December 31, 2015 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require consent of the Company under, Section 6.2.

Section 5.9.                                 Compliance with Laws; Permits.

(a)                                 Parent and the Parent Subsidiaries are and have been since December 31, 2013 in compliance with and are not in default under or in violation of any Laws (applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 5.9(a), the provisions of this Section 5.9(a) shall not apply to matters addressed in Section 5.9(c) and Section 5.14.

(b)                                 Parent and the Parent Subsidiaries are and since December 31, 2013 have been in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity and/or Program Lender or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2013, neither Parent nor the Parent Subsidiaries, in connection with the business of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, have taken any action in violation of FCPA or any other applicable Bribery Legislation.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2013, neither Parent nor the Parent Subsidiaries have been subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

Section 5.10.                          Investigations; Litigation.  As of the date hereof, (a) to the knowledge of Parent, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any Parent Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.                          Information Supplied.  The information supplied or to be supplied by or on behalf of Parent, the Parent Subsidiaries, and Purchaser to be contained in, or the information relating to the Parent or the Parent Subsidiaries incorporated by reference in (and any information relating to the Parent obtained from the Parent SEC Filings) the Offer Documents, the Schedule 14D-9 and the Form S-4 will not, on the date the Offer Documents and the

Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 is declared effective, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent and not obtained from or incorporated by reference from the Parent SEC Filings.

Section 5.12.                          Sufficient Funds.  Parent has, or will have at the Effective Time, access to (including pursuant to commitments under existing credit facilities) all of the funds that are necessary for it to consummate the Offer and the Merger and the other Transactions, and to perform its obligations under this Agreement.

Section 5.13.                          No Purchaser Activity.  Since the date of its formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.14.                          Tax Matters.

(a)                                 As of the date hereof, neither Parent nor Purchaser is aware of any fact or circumstance that would reasonably be expected to prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  Parent and each Parent Subsidiary have (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Entity all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return.

(b)                                 Parent (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 1997 and through and including its taxable year ended December 31, 2015 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2016; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c)                                  Purchaser has at all times been treated as disregarded as separate from its owner for U.S. federal income tax purposes.

(d)                                 Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e)                                  (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any material Taxes or material Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither Parent nor any Parent Subsidiary has received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)                                   Since Parent’s formation, (i) neither Parent nor any Parent Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.  No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

(g)                                  Parent and each Parent Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no material Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)                                     Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(k)                                 Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a Parent Subsidiary taxable as a taxable REIT subsidiary) or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

(l)                                     Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)                             Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)                                 This Section 5.14 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

Section 5.15.                          Stock Ownership.  None of Parent or any Parent Subsidiary for the past five years has been an “interested stockholder” (as defined in Section 3-601(j) of the MGCL) of the Company.  None of Parent or any Parent Subsidiary is a “beneficial owner” (as defined in Section 3-601(d) of the MGCL) of any Company Shares as of the date hereof.

Section 5.16.                          Investment Company Act.  Neither Parent nor any Parent Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 5.17.                          No Other Representations.  Except for the representations and warranties contained in Article IV, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forward-looking statements, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 6.1.                                 Conduct of Business by the Company.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.1 of the Company Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall maintain the status of the Company as a REIT and shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, Program Lenders, employees and other Persons with whom it and they have material business relations, and to maintain compliance with the Liquidity Ratio Test, and (ii) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)                                 amend, modify, waive, rescind or otherwise change its or any of Fund I’s charter, bylaws, limited liability company agreement, partnership agreement or equivalent organizational documents, or, with respect to any Person who has made or is considering making an Acquisition Proposal, waive the stock ownership limitation contained in Article VII of the Company Certificate;

(b)                                 authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement with respect to voting or registration of its capital stock or other equity interests, except for (i) the declaration and payment by the Company of regular quarterly cash dividends on the outstanding shares of Company Common Stock, with declaration, record and payments dates consistent with its past practice, at a rate not to exceed a quarterly rate of $0.45 per Company Share, (ii) the declaration and payment by the Company of dividends expressly provided for in Section 6.4, (iii) the declaration and payment by the Company of required quarterly cash dividends on the outstanding shares of Company Preferred Stock, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.4765625 per Company Preferred Share, in accordance with the terms of such Company Preferred Stock, (iv) the declaration and payment of cash dividends or other cash distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (v) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary, (vi) in coordination with Section 6.4, any distribution under section 858 or 860 of the Code or applicable State Law reasonably necessary (after taking into account the Company’s ability to pay the Company Additional Dividend Amount pursuant to Section 6.4) for the Company to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law, and (vii) dividends or other distributions made by Pingora Loan Servicing, LLC in the ordinary course of business to Fund I solely in connection with Fund I’s equity investment in non-voting tracking stock issued by Pingora Loan Servicing, LLC in its ordinary course of business in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC (in each case subject to the limitations in Section 6.1(ii)(f)), but shall not exceed the cash flow that Fund I would have received if Fund I had title to the specified mortgage servicing right pools allocated to the series of such non-voting tracking stock owned by Fund I;

(c)                                  split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(d)                                 except for the issuance non-voting tracking stock of Pingora Loan Servicing, LLC in connection with its ordinary course of business with Fund I in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC (in each case subject to the limitations in Section 6.1(ii)(f)), issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan, other than transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(e)                                  except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (ii) grant to any of its directors, executive officers or employees any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in existence on the date of this Agreement, (vi) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (vii) terminate the employment of any employee, other than for cause, (viii) hire any new employees, or (ix) provide any funding for any rabbi trust or similar arrangement;

(f)                                   (i) take any action that would increase the absolute size of the asset base of the Company and the Company Subsidiaries by more than 10% of the absolute size of the asset base of the Company and the Company Subsidiaries or Fund I as of the date hereof, calculated on a GAAP basis, excluding any increases in the size of the asset base resulting from mark to market valuation adjustments; or (ii) acquire (including by merger, consolidation or acquisition of stock or assets) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets or equity interests in any Person or any business or division thereof, or otherwise engage in any mergers, consolidations, acquisitions or business combinations on behalf of the Company, any Company Subsidiary or Fund I, except, in the case of this clause (ii), for (A) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (B) acquisitions of agency mortgage-backed securities in the ordinary course of business consistent with past practice, (C) acquisitions of mortgage loans and non-agency mortgage-backed securities, provided that at no time the aggregate notional value of the Company’s and the Company Subsidiaries’ portfolio of such mortgage loans and non-agency mortgage-backed securities is more than $500 million in the aggregate or (D) acquisitions of mortgage servicing rights for an aggregate purchase price of not more than $45 million in any calendar month;

(g)           adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(h)           make any loans, advances or capital contributions to, or investments in, any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries or advances for reimbursable employee expenses in the ordinary course of business, consistent with past practices;

(i)            sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company or any Company Subsidiary), except for sales of assets in the ordinary course of business, not for speculative purposes and consistent with the capital allocation plans with respect to mortgage servicing rights publicly disclosed by the Company prior to the date hereof, so long as such dispositions do not exceed a cumulative aggregate of $300 million in notional value in any 30-day period based on trade dates, and excluding the monthly sale of agency flow new production mortgage-backed securities;

(j)            (i) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (ii) modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, in each case, with respect to clauses (i) and (ii), except for (A) repurchase Contracts having a maturity or term not greater than 180 days entered pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets in the ordinary course of the Company’s business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements when due, (B) Contracts to execute dollar roll financing transactions pursuant to the Company’s existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of “To Be Announced” agency mortgage-backed securities in the ordinary course of the Company’s business consistent with past practice;  (C) any derivative financial Contracts entered into or incurred by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes; or (D) to the extent not prohibited by other provisions hereof, Contracts providing for the acquisition, purchase, sale or divestiture of mortgage loans, mortgage backed securities and mortgage servicing rights entered into by the Company or the Company Subsidiaries in the ordinary course of business and that are materially consistent with the Contracts or forms of Contract provided to Parent prior to the date hereof;

(k)           except in accordance with the Company’s capital budget provided to Parent prior to the date hereof, make any capital expenditures, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so;

(l)            waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers and directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations or proceedings that are not brought by Governmental Entities and that: (i) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $500,000, (ii) does not impose any injunctive relief on the Company or the Company Subsidiaries or involve the admission of wrongdoing by the Company, any of the Company Subsidiaries or any of their respective officers or directors, and (iii) does not provide for the license of any Intellectual Property;

(m)          make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC regulations;

(n)           make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any Company Subsidiary, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Tax authority, surrender any right to claim a material refund of Taxes, or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(o)           take any action, or fail to take any action, which action or failure would reasonably be expected to cause (i) the Company to fail to qualify as a REIT or (ii) any Company Subsidiary (A) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (B) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

(p)           redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) transactions having a maturity or term not greater than 180 days pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets in the ordinary course of the Company’s business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements when due, (iii) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with the immediately preceding clause (ii), (iv) dollar roll financing transactions pursuant to the Company’s existing master securities forward transactions agreements (as in effect as of the date hereof) solely to finance the purchase price of agency “To Be Announced” mortgage-backed securities in the ordinary course of the Company’s business, consistent with past practice, (v) Indebtedness not to exceed $1,000,000 in aggregate principal amount outstanding, (vi)  any derivative financial instruments or arrangements entered into or incurred by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate or currency exchange rate risk and not for speculative purposes, or (vii)  issuances of excess servicing participation certificates and non-voting tracking stock by Pingora Loan Servicing, LLC in the ordinary course of business to Fund I in connection with Fund I’s ordinary course of business investment in excess servicing participation certificates and non-voting tracking stock issued by Pingora Loan Servicing, LLC in connection with its ordinary course of business in exchange for funding of mortgage servicing rights purchases or other permitted activities of Pingora Loan Servicing, LLC, subject to the limitations in Section 6.1(ii)(f); provided that after giving effect to such transaction or incurrence, the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries shall not be greater than one half of a year more than or less than one half of a year less than the duration, as calculated using the Blackrock Solutions model, of the portfolio of the Company and the Company Subsidiaries as of the date of this Agreement and set forth in Section 6.1(ii)(p) of the Company Disclosure Letter (provided that, if such duration becomes greater than one half of a year more than or less than one half of a year less than the duration as of the date of this Agreement, the Company will have seven (7) calendar days to effect transactions to bring the duration into compliance, and provided, further, that promptly upon the commencement of such seven (7) day period, but in any event no more than one (1) business day after such commencement, the Company will notify Parent if the duration becomes greater than one half of a year more than or less than one half of a year less than the duration as of the date of this Agreement, and will in engage in good faith consultation with Parent to bring the duration into compliance); provided further that nothing contained in this Section 6.1(ii)(p) shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(q)           fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

(r)            fail to duly and timely file all material reports and other material documents required to be filed with the NYSE, SEC or any Governmental Entity or Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

(s)            enter into any transactions or Contracts with (i) any affiliates, (ii) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (iii) the Company Manager or any of its affiliates;

(t)            enter into any transactions or Contracts that would restrict the ability of Parent and the Surviving Corporation to engage after the Acceptance Time or Effective Time in all the activities in which the Company is engaged as of the date hereof;

(u)           take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(v)           take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Company Subsidiaries to fail to be eligible for the relief set forth in the No-Action Letter;

(w)          enter into any new line of business;

(x)           fail to pay the premiums on or cancel the Company’s insurance policies;

(y)           amend in any material respect the investment policy of the Company or any of the Company Subsidiaries as in effect on the date hereof, or fail to comply with such investment policy;

(z)           enter into any Contract providing for the engagement by Pingora Loan Servicing, LLC of one or more sub-servicers to service existing or new mortgage servicing rights held by Pingora Loan Servicing, LLC;

(aa)         conduct the business of Fund I other than in accordance with the Fund I Governing Documents and in the ordinary course of business consistent with past practice, or take any action, or fail to take any action, which action or failure could reasonably be expected to result in the Company or any Company Subsidiary incurring more than $10,000 of cost or liability;

(bb)         enter into any partnership agreement, limited liability company agreement or other similar agreement with any Person that is not a wholly-owned Company Subsidiary, or distribute or otherwise make available any offering document for purposes of, or make any commitments with respect to, obtaining equity capital; or

(cc)         agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit the Company or Company Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement (including Section 6.4) or otherwise.

Section 6.2.           Conduct of Business by Parent.  Parent agrees that between the date of this Agreement and the date of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (a) as set forth in Section 6.2 of the Parent Disclosure Letter, (b) as specifically permitted or required by this Agreement, (c) as required by Law, or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (i) shall maintain the status of Parent as a REIT and shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing businesses and to preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities and other Persons with whom it and they have material business relations, and (ii) shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a)           authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Parent or any Parent Subsidiary), except for (i) the declaration and payment by Parent of regular quarterly cash dividends on the outstanding shares of Parent Common Stock, with declaration, record and payments dates consistent with its past practice, (ii) the declaration and payment by Parent of the dividends contemplated by Section 6.4, (iii) the declaration and payment by Parent of required quarterly cash dividends, if any, on the outstanding shares of Parent Series A Preferred Stock, Parent Series C Preferred Stock, and Parent Series D Preferred Stock, with declaration, record and payment dates consistent with past practice, at rates not to exceed quarterly rates of $0.4922, $0.4766, and $0.4688 per share, respectively, in accordance with the terms of each series of preferred stock, (iv) the declaration and payment of cash dividends or other cash distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, (v) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary, and (vi) any distribution, including under Section 858 or 860 of the Code or applicable State Law reasonably necessary for Parent to maintain its qualification as a REIT and to avoid the imposition of any entity level income or excise Tax under the Code or applicable State Law;

(b)           split, combine, reduce or reclassify any of its issued or unissued shares, except for transactions (i) by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction, or (ii) that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(d) and Section 3.1(e), respectively, and for which the proper adjustment is made;

(c)           amend the Parent Governing Documents in a manner that would be material and adverse to the holders of Company Shares relative to the treatment of existing holders of Parent Common Stock;

(d)           fail to duly and timely file all material reports and other material documents required to be filed with the SEC, the NYSE or any Program Lender, subject to extensions permitted by Law or applicable rules and regulations;

(e)           take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Parent to fail to qualify as a REIT; or

(f)            agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4, nothing in this Agreement shall prohibit Parent or Parent Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement (including Section 6.4) or otherwise.

Section 6.3.           Non-Solicitation by the Company.

(a)           From and after the date of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it (including the Company Board of Directors) shall not, and shall cause each Company Subsidiary and Representative not to, directly or indirectly: (i) solicit, initiate or encourage or facilitate (including by way of providing non-public information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any non-public information relating to the Company or any Company Subsidiary in connection with, an actual or potential Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal that is an exchange or tender offer has been commenced, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days of being requested to do so by Parent, (vi) if an Acquisition Proposal has been publicly disclosed, fail to reaffirm the Company Board Recommendation within ten (10) business days of being requested to do so by Parent, (vii) enter into any merger agreement, acquisition agreement, reorganization agreement, letter of intent or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) and (viii) (to the extent related to the foregoing clauses (iii), (iv), (v) and (vi)) above, a “Change of Recommendation”).  The Company shall, and shall cause the Company Subsidiaries and its and their respective directors, officers, employees and other Representatives (including the Company Manager) to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any non-public information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal.  Promptly after the date hereof, the Company shall request that each Person that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal or a potential Acquisition Proposal promptly destroy or return to the Company all non-public information relating to such Acquisition Proposal or to the Company or its businesses or assets heretofore furnished by the Company or any of its Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement.  For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries or any of their Representatives.

(b)           Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to the Acceptance Time, an unsolicited, written Acquisition Proposal that did not result from a breach of this Section 6.3, which the Company Board of Directors, upon the recommendation of the Company Special Committee, determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal, and in each case that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal.

(c)           The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent after receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for non-public information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Acquisition Proposal.  Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company.  The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all written materials received or sent by the Company related thereto.  The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition

Proposal pursuant to Section 6.3(b).  Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person (other than Parent and Purchaser) from the restrictions on “business combinations” contained in any applicable Takeover Statute or, with respect to any Person who has made or is considering making an Acquisition Proposal, stock ownership limitations contained in the Company Governing Documents or otherwise cause such restrictions or limitations not to apply.

(d)           Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, the Company Board of Directors may (i) make a Change of Recommendation in response to an Intervening Event if the Company Board of Directors, upon the recommendation of the Company Special Committee, has determined in good faith after consultation with the Company’s outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal, which the Company Board of Directors determined in good faith after consultation with the Company’s outside legal and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined, upon the recommendation of the Company Special Committee, in good faith after consultation with the Company’s outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.  “Intervening Event” means any event, change in circumstance or development first occurring or arising after the date of this Agreement that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known or reasonably foreseeable by the Company Board of Directors as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock or Parent Common Stock or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published projections, forecasts or revenue or earnings predictions for any period.

(e)           Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with three (3) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate (and if Parent does negotiate, Parent shall cause its Representatives (including its executive officers) to negotiate in good faith)) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent), or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with three (3) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, and during such three (3) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such three (3) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent).  With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.3(c) and the applicable three (3) business day period shall be extended until at least two (2) business days after the time that Parent receives notification from the Company of each such amendment, revision or change and the Company Board of Directors shall not make a Change of Recommendation prior to the end of any such period as so extended in accordance with the terms of this Section 6.3(e).

(f)            Nothing in this Agreement shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 6.3(f) shall not permit the Company Board of Directors to make a Change of Recommendation except to the extent permitted by Section 6.3(d) and Section 6.3(e).

(g)           References in this Section 6.3 or in Article I to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a committee thereof, including the Company Special Committee.

Section 6.4.           Additional Dividends.

(a)           Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the record and payment date for which shall be the close of business on the last business day prior to the Acceptance Time, subject to funds being legally available therefor; provided that the payment of such dividend may be conditioned upon the occurrence of the Acceptance Time.  The per share dividend amount payable by the Company pursuant to this Section 6.4(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Acceptance Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend.

(b)           The Company and Parent shall cooperate in good faith to determine whether it is necessary to declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.  Such determination shall be made at least twelve (12) days prior to the then-applicable expiration date of the Offer.  It is expected that, in addition to regular quarterly dividends, notwithstanding anything in this Agreement to the contrary, Parent will pay to its stockholders, as of the close of business on the last business day prior to the Effective Time, a stub-period dividend, on a comparable basis as the Company dividend paid pursuant to Section 6.4(a)(i) (provided that Parent shall be permitted to take into account increases or anticipated increases in such dividend amount as contemplated by Section 6.2(ii)(a)(i)), and including an additional per share amount equal to the Company Additional Dividend Amount (if any) plus any Special Dividend (if any) (on a per share basis), divided by 0.9894.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.           Access; Confidentiality; Notice of Certain Events.

(a)           From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, Contracts, personnel, books and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities, and, at the request of Parent, the Company shall provide regular updates to Parent regarding its portfolio risk and portfolio activities, including through weekly conference calls.  Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorneyclient, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Laws. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b)           Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.  The failure to deliver any such notice shall not affect any of the conditions set forth in Annex B or give rise to any right to terminate under Article IX.

(d)           Prior to the Closing, the Company shall cause the Company Manager and each affiliate of the Company Manager to deliver to the Company all Contracts and records in its possession or control to the extent they pertain to the business of the Company and the Company Subsidiaries.

(e)           The Company shall give written notice to Parent as promptly as practicable if at any time the Liquidity Ratio Test is not satisfied, and the Company shall in good faith consider implementing the reasonable recommendations of Parent with respect to maintaining adequate liquidity.

Section 7.2.           Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity and/or Program Lender in order to consummate the Offer, the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)           In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries and affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Offer and Merger.  Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity or Program Lender and will cooperate in responding to any inquiry from a Governmental Entity or Program Lender, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity or Program Lender, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity or Program Lender with respect to this Agreement.  To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity or Program Lender in connection with the Offer and the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity or Program Lender in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity or Program Lender.

(c)           In connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, the Company or any Company Subsidiary shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent.  The Parties shall cooperate to obtain such consents.

Section 7.3.           Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries or managers, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective affiliates and Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4.           D&O Insurance and Indemnification.

(a)           For not less than six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and agents of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), in connection with such Persons serving as an officer, director, employee, agent or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the extent permitted by Law and provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement and which were provided to Parent prior to the date hereof (including the Management Agreement).  Without limiting or being limited by the foregoing, the Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective charter or bylaws (or comparable organizational documents) or in any agreement (including the Management Agreement) shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.  Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)           For six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) except to the extent such agreement provides for an earlier termination, any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, copies of all of which have been provided to Parent prior to the date hereof (including the Management Agreement), and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c)           At or prior to the Acceptance Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.  After the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for insurance hereunder.  The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)           In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.  The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5.           Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions.  No Change of Recommendation shall change, or be deemed to change, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Offer, the Merger or any of the other Transactions.

Section 7.6.           Obligations of Purchaser.  Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7.           Rule 16b-3.  Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.7.

Section 7.8.           Security Holder Litigation.  Each Party shall provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Offer, the Merger, this Agreement or any of the other Transactions, and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, the Company shall reasonably cooperate with Parent conducting the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.8 and Section 6.1 or Section 7.2, the provisions of this Section 7.8 shall control.

Section 7.9.           Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 7.10.         Director Resignations.  The Company shall cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.11.         Certain Tax Matters.

(a)           Each of the Parties shall use its reasonable best efforts to cause the Offer and the Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Merger contained or set forth in the Form S-4 or (ii) the tax opinions referenced in clauses (E)(5)(i) and (E)(5)(ii) of Annex B.  None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Offer and the Merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Offer and the Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)           The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(ii) and (E)(6)(ii) of Annex B, (ii) deliver to Hunton & Williams LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, as shall be reasonably necessary or appropriate to enable Hunton & Williams LLP to render the opinion described in clause (E)(6)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and DLA Piper LLP (US) officer’s certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and DLA Piper LLP (US) to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

(c)           Parent shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in clauses (E)(5)(i) and (E)(6)(i) of Annex B, (ii) deliver to K&L Gates LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, as shall be reasonably necessary or appropriate to enable K&L Gates LLP to render the opinion described in clause (E)(6)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and (iii) deliver to Wachtell, Lipton, Rosen & Katz and DLA Piper LLP (US) officer’s certificates, dated as of the effective date of the Form S-4 and the date of the expiration of the Offer, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in clause (E)(5)(i) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer, and DLA Piper LLP (US) to render the opinion described in clause (E)(5)(ii) of Annex B on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the date of the expiration of the Offer.

(d)           The Company and its affiliates shall, with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), take any actions, including making or causing the Company Subsidiaries to make elections pursuant to Treasury Regulations Section 301.7701-3(c)(1)(i) and Section 856(l) of the Code, as are reasonably necessary to preserve its qualification as a REIT, and the Company and its affiliates shall cooperate with Parent and its Representatives in taking any such actions as Parent may reasonably request.

Section 7.12.         Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.13.         14d-10 Matters.  The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Shares and holders of Company Equity Awards. The Compensation and Governance Committee of the Company Board of Directors (the “Company Compensation Committee”) (A) at a meeting held or to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the terms of Section 7.4, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.  The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14.         Treatment of Management Agreement.

(a)           On or prior to the date hereof, the Company and the Company Manager have entered into an amendment to the Management Agreement, to which Parent is an express third party beneficiary, terminating the Management Agreement effective immediately prior to, and contingent upon, the Acceptance Time (such amendment, the “Termination Amendment”), and such termination shall be without any liability (except to the extent specifically set forth therein and set forth in Section 7.14 of the Company Disclosure Letter) to the Company, any of the Company Subsidiaries, Parent, any affiliate of Parent, or the Surviving Corporation.  The Company has provided to Parent a true, correct and complete copy of the Termination Amendment.  For the avoidance of doubt, the Company shall not amend, modify or waive any rights under the Management Agreement without Parent’s prior written consent. Immediately prior to the Acceptance Time (except with respect to those payments to be paid following the Acceptance Time as set forth in Section 7.14 of the Company Disclosure Letter), the Company shall deliver to the Company Manager all amounts owed to the Company Manager under the Management Agreement and the Termination Amendment, as set forth in Section 7.14 of the Company Disclosure Letter.  The Termination Amendment provides that, effective as of the Acceptance Time, except with respect to amounts owed to the Company as specifically set forth in the Termination Amendment and as set forth in Section 7.14 of the Company Disclosure Letter, the Company Manager and its affiliates fully and unconditionally release any claims or liabilities whatsoever that they may have against the Company, any of the Company Subsidiaries, Parent, any affiliate of Parent, or the Surviving Corporation under the Management Agreement, as amended by the Termination Amendment, except with respect to those rights which, pursuant to the express terms of the Termination Amendment, survive the termination of the Management Agreement.  Notwithstanding anything in the Management Agreement to the contrary, in no event shall the Company pay the Company Manager any amounts in excess of the amounts set forth in Section 7.14 of the Company Disclosure Letter, except with respect to those rights which, pursuant to the express terms of the Termination Amendment, survive the termination of the Management Agreement.

Section 7.15.         Existing Indebtedness.  The Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, (a) cooperate with Parent and Purchaser in connection with (i) the replacement, backstopping or amendment, as of the Effective Time, of outstanding financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments and obligations of the Company and the Company Subsidiaries, including granting any waivers in respect thereof and facilitating the migration of such financial products to the facilities of Parent or its affiliates and (ii) the satisfaction or amendment, as of the Effective Time, of derivative financial instruments or arrangements (including any swaps, caps, floors, futures, forward contracts and option agreements), and (b) obtain and deliver to Parent, no later than three (3) business days prior to the Effective Time, customary payoff letters for any Indebtedness of the Company or any Company Subsidiary, each executed (or to be executed no later than the Effective Time) by the holders of such Indebtedness (or the authorized representative thereof), in each case as reasonably requested by Parent.

Section 7.16.         Employees and Employee Benefits.

(a)           For at least six (6) months following the Closing Date, the Surviving Corporation shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of immediately prior to the Effective Time, other than the employees identified on Section 7.16(a) of the Company Disclosure Letter, who become employed or remain employed by the Surviving Corporation and its Affiliates at or after the Closing Date (the “Continuing Employees”) (i) compensation at a rate of base salary or wages, as applicable, that is not less favorable than the rate of base salary or wages paid by the Company or its Affiliates immediately prior to the Closing Date, and (ii) other benefits that are either substantially similar in the aggregate to the benefits provided by the Company or its Affiliates immediately prior to the Closing Date or substantially similar in the aggregate to the benefits provided by Parent and its Affiliates to their employees generally who are similarly situated to such Continuing Employees, determined in Parent’s sole discretion.

(b)           Each Continuing Employee shall be entitled to receive (without duplication), (i) upon a termination of employment without Cause (as defined below) within six (6) months following the Closing Date, a lump sum cash severance payment (subject to execution and non-revocation of a release of claims in favor of Parent and its Subsidiaries) equal to such Continuing Employee’s Specified Compensation Amount, less the total amount of base salary actually paid to such Continuing Employee by Parent and its Subsidiaries for the period beginning on the date that the Effective Time occurs and ending on the date of the Continuing Employee’s termination of employment, or (ii) if such Continuing Employee remains employed with Parent and its Subsidiaries through the date that is six (6) months following the Closing Date, a lump sum cash bonus equal to such Continuing Employee’s Specified Compensation Amount, less the total amount of base salary actually paid to such Continuing Employee by Parent and its Subsidiaries for the period beginning on the date that the Effective Time occurs and ending on the date that is six (6) months following the Closing Date.  The Company or the Company Subsidiaries, as applicable, may enter into a letter agreement with each of the Continuing Employees providing for the payment of the severance payments and/or cash bonuses described in the immediately preceding sentence, with the terms and conditions of such agreements subject to Parent’s prior written consent, not to be unreasonably withheld or delayed; provided that, if the sum of the amounts payable under such letter agreements exceeds $3,532,007, the Parties shall cooperate to reduce the payment amount in the individual letters so that the aggregate payments do not exceed $3,532,007.  For purposes of this Section 7.16(b), (i) “Cause” means (A) acts or omissions constituting recklessness or willful misconduct on the Continuing Employee’s part in respect of the Continuing Employee’s fiduciary obligations to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) which is materially and demonstrably injurious to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); (B) the Continuing Employee’s commission of fraud, misappropriation or embezzlement in connection with the assets of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries); or (C) the Continuing Employee’s willful unauthorized disclosure of any confidential information, or other breach of any restrictive covenant set forth in an agreement between the Continuing Employee and Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries); and (ii) “Specified Compensation Amount” means the sum of (A) 50% of the applicable Employee’s 2015 annual base compensation, (B) 50% of the grant date value of any Company RSAs granted to such Continuing Employee in 2015 and (C) 50% of the most recent annual bonus received by such Continuing Employee prior to the Closing Date.

(c)           Each employee of the Company Manager listed on Section 7.16(c) of the Company Disclosure Letter (each, a “Manager Employee”) shall be entitled to receive a cash retention payment in the amount corresponding to such Manager Employee as set forth in Section 7.16(c) of the Company Disclosure Letter subject to such Manager Employee’s continued employment with the Company Manager through the Closing Date.  The Company Manager shall enter into a letter agreement with each of the Manager Employees providing for the payment of the retention bonuses described in the immediately preceding sentence, with the terms and conditions of such agreements subject to Parent’s prior written consent, not to be unreasonably withheld or delayed.  Parent will pay to the Company Manager the aggregate amount of all such retention payments actually due and payable as of the Closing Date and the Company Manager shall immediately make such payments to the designated individuals.  The Company Manager is an express third party beneficiary of the immediately preceding sentence.

(d)           On and after the Closing Date, (i) Parent shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate, except to the extent such exclusions, limitations or restrictions would apply under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time and (ii) Parent shall provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans, except to the extent such costs or expenses would not be taken into account for such purposes under the analogous Company Benefit Plan in which any such Continuing Employee was a participant or was eligible to participate immediately prior to the Effective Time.

(e)           With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Parent or its Affiliates (including the Surviving Corporation following the Closing), Parent shall grant, or cause to be granted to, all Continuing Employees from and after the Closing Date credit for all service with the Company, its Affiliates and their predecessors prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, and benefit accrual, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.

(f)            Nothing contained in this Section 7.16 or any other provision of this Agreement, express or implied:  (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Company Benefit Plan or any employee benefit plan of Parent or any of its Subsidiaries, (ii) shall alter or limit the ability of any of Parent, the Surviving Corporation, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

(g)           The Company, Company Subsidiaries and their respective Affiliates shall take all actions regarding the valuation of the Phantom Units required under the Contracts governing the Phantom Units at the times and in the manner required by such Contracts; provided that (i) the independent valuation firm that will determine the valuation of the Membership Units shall be reasonably acceptable to Parent as evidenced by written consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Company, Company Subsidiaries and their respective Affiliates, as applicable, shall consult with Parent regarding such valuation and shall provide Parent with the opportunity to review and comment on any preliminary valuation reports delivered by such independent valuation firm prior to such time as the valuation is finalized.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.           Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           Purchase of Shares of Company Common Stock.  Purchaser shall have accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

(b)           No Legal Prohibition.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1.           Termination.  This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a)           by mutual written consent of Parent and the Company;

(b)           by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (G)(1) or (G)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent and/or Purchaser within thirty (30) calendar days following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)           by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of any of the conditions to the Offer set forth in clauses (E)(1) or (E)(2) of Annex B and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d)           by either Parent or the Company, if the Acceptance Time has not occurred on or before 11:59 p.m., Eastern Time, on January 10, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement;

(e)           by Parent, if, prior to the Acceptance Time, the Company or the Company Board of Directors (or any committee thereof) shall have effected a Change of Recommendation or breached Section 6.3 in any material respect;

(f)            by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order, injunction, decree or ruling, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer and/or the Merger;

(g)           by the Company in order to effect a Change of Recommendation and enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with the terms of Section 6.3(e)(ii) and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b); or

(h)           by either the Company or Parent if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)) without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of any of the conditions to the Offer set forth in Annex B having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement.

Section 9.2.           Effect of Termination.

(a)           In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent,

Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided, however, nothing herein shall relieve any Party from liability for fraud or a Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.2(b).

(b)           Termination Fee and Reimbursement of Expenses.

(i)          If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d), or Parent terminates this Agreement pursuant to Section 9.1(c) as a result of the Company having breached, failed to perform or violated its covenants or agreements under this Agreement, (B) an Acquisition Proposal shall have been publicly disclosed after the date of this Agreement and prior to the date of such termination, and (C) within twelve (12) months of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated, within two (2) business days after the date any such Acquisition Proposal is consummated, the Company shall pay a fee of $44,948,637.45 in cash (the “Termination Fee”) to Parent.  Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “20%” and “80%” therein shall be deemed to be references to “50%.”

(ii)         If Parent terminates this Agreement pursuant to Section 9.1(e), within two (2) business days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iii)        If the Company terminates this Agreement pursuant to Section 9.1(g), immediately prior to such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv)        For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)           (i)  If the Company (the “Termination Payor”) is required to pay Parent (the “Termination Payee”) the Termination Fee, such Termination Fee shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.2.  In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Fee, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Fee payable to the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination

Payee has received a ruling from the IRS as described below or (y) an opinion from the Termination Payee’s outside counsel as described below, an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

(d)           To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Termination Payor on such terms (subject to this Section 9.2)) as shall be mutually and reasonably agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.2 shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 9.2 by wire transfer of immediately available funds. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or a combination of the following:  (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to the Termination Payee. The Termination Payor agrees to amend Section 9.2(c) and this Section 9.2(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Fee that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.2(d).  Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of Section 9.2(c) and this Section 9.2(d).

(e)           Each of the Parties acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.  In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel)

incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amount or amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1.         Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the Parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)           At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2.         Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Effective Time, other than with respect to the Company Manager.  This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3.         Expenses.  Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4.         Notices.  All notices, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Purchaser, to:

Annaly Capital Management, Inc.

1211 Avenue of the Americas

Suite 2902

New York, New York 10036

Attention: R. Nicholas Singh

Facsimile: (347) 442-3117

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:                             Edward D. Herlihy

Adam O. Emmerich

Ronald C. Chen

Facsimile:                             (212) 403-2000

If to the Company, to:

Hatteras Financial Corp.

751 West Fourth Street

Suite 400

Winston-Salem, North Carolina 27101

Attention:  Michael Hough

Facsimile: (336)-760-9391

with copies to (which shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York  10020

Attention:                             Kerry E. Johnson

Robert W. Smith, Jr.

Penny J. Minna

Facsimile:                             (917) 778-8698

and

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C.  20004

Attention:                             David W. Bonser

Michael E. McTiernan

Facsimile:                             (202) 637-5910

Section 10.5.         Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.6.         Counterparts.  This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.         Entire Agreement Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)           Except as provided in Section 7.4 and the last sentence of Section 7.16(c), nothing in this Agreement (including the Company Disclosure Letter and the Parent

Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9.         Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)           Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of Baltimore City, Maryland and to the jurisdiction of the United States District Court for the State of Maryland and any appellate courts thereof (the “MD Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the MD Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the MD Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, each of the Parties shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 10.10.      Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES

AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.      Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties other than by virtue of the consummation of the Transactions. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.      Enforcement; Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)           The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.  In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By	/s/ Kevin Keyes
	Name:	Kevin Keyes
	Title:	Chief Executive Officer and President

RIDGEBACK MERGER SUB CORPORATION

By	/s/ Anthony Green
	Name:	Anthony Green
	Title:	Chairman of the Board of Directors, Chief Executive Officer and President

HATTERAS FINANCIAL CORP.

By	/s/ Benjamin M. Hough
	Name:	Benjamin M. Hough
	Title:	President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

to

Agreement and Plan of Merger

Certain Defined Terms

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions and shall not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person or group (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving:  (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Maryland or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) of this definition; (d) commercial paper issued by a corporation rated at least “A-2” or the equivalent thereof by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one (1) year after the date of acquisition; (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having a rating of at least A by Standard & Poor’s Corporation and A2 by Moody’s Investors Service, Inc. and a maturity of one year or less from the date of acquisition; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the articles of incorporation of the Company, as amended, supplemented or restated, and as in effect on the date hereof.

“Company Equity Awards” means the Company RSAs.

“Company Equity Plans” means the 2010 Equity Incentive Plan of the Company and the 2015 Equity Incentive Plan of the Company.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Manager” means Atlantic Capital Advisors LLC.

“Company Material Adverse Effect” means (i) any material adverse effect on the ability of the Company to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of “Company Material Adverse Effect” no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any failure by the Company to meet any internal or published projections for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is consented to or requested by Parent in each case in writing, provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (g), if such Effect has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company RSA” means each restricted stock award granted under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated February 26, 2016, between Parent and the Company.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding commitment, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding undertaking of any nature.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Equity Award Exchange Ratio” means 1.5226.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-ofpocket expenses (including all reasonable out-ofpocket fees and expenses of counsel, financing sources, accountants, investment bankers,

experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Form S-4, any other filings with the SEC and all other matters related to the closing of the Offer, the Merger and the other Transactions.

“FINRA” means the Financial Industry Regulatory Authority.

“Fund I” means, collectively or individually, as applicable, Pingora MSR Opportunity Fund I-A (AI), L.P., Pingora MSR Opportunity Fund I-B (AI), L.P., Pingora MSR Opportunity Fund I-A, L.P., Pingora MSR Opportunity Fund I-B, L.P., Pingora MSR Opportunity Feeder I-A, L.P. and Pingora MSR Opportunity Feeder I-B, LLC.

“Fund I Governing Documents” means the applicable limited liability company agreement, partnership agreement or equivalent organizational documents of Fund I.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition, or (d) any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or Subsidiary of any Party.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations in respect of repurchase agreements, “dollar roll” transactions, and similar financing arrangements, (d) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (d) all obligations issued, undertaken or assumed as the deferred purchase price for any property or services or as the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof, (e) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees of Indebtedness of others, (g) all capital lease obligations and all synthetic lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (i) all securitization transactions, and (j) all obligations, contingent or otherwise, in respect of bankers’ acceptances.  For the avoidance of doubt, this definition of “Indebtedness” does not include excess servicing participation certificates or non-voting tracking stock issued by Pingora Loan Servicing, LLC.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Advisors Act” means the Investment Advisors Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“knowledge” will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) Kevin G. Keyes, R. Nicholas Singh, Glenn A. Votek, David Finkelstein and Steven Campbell with respect to Parent or Purchaser, or (b) Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele, Frederick J. Boos, II, Michael Lau and Todd Wallace with respect to the Company.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity, or any self-regulatory body or organization having authority or jurisdiction over the activities of any Party or any affiliate or subsidiary of any Party, including the rules of FINRA.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Liquidity Ratio Test” means the requirement that the percent that (a) the aggregate fair market value of all unencumbered mortgage-backed securities issued or guaranteed by a U.S. government agency, unencumbered valid and outstanding “factor” payment receivables due from a U.S. government agency and all unpledged and unrestricted cash and Cash Equivalents, in each case held by the Company or a Company Subsidiary, is of (b) the aggregate amount of all outstanding Indebtedness of the Company and the Company Subsidiaries in respect of repurchase agreements, warehouse facilities, “To Be Announced” contracts (“To Be Announced”, inclusive of both fixed rate and adjustable rate contracts), and similar financing arrangements, shall at all times during the term of this Agreement be greater than or equal to 3.0%.

“Management Agreement” means the management agreement between the Company and the Company Manager, dated as of February 23, 2012, as amended by the Termination Amendment.

“Merger Consideration” means the Common Merger Consideration and the Preferred Merger Consideration.

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NYSE” means the New York Stock Exchange.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means (i) any material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) (and only clause (ii)) of this definition of “Parent Material Adverse Effect” no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in any industry or industries in which Parent operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, foreign exchange or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any failure by Parent to meet any internal or published projections for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (g) any change in the trading price of Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (j) any action or failure to take any action which action or failure to act is consented to or requested by the Company in each case in writing, provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), and (h), if such Effect has had a disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

“Parent Series E Preferred Stock” means Parent’s 7.625% Series E Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Preferred Stock set forth in articles supplementary substantially in the form set forth in Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Preferred Stock immediately prior to the Merger.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iii) which, individually or in the aggregate together with all other Liens under this clause (iii), is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (iv) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (v) which is imposed on the underlying fee interest in real property subject to a company lease.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Program Lender” means each of Fannie Mae, Freddie Mac, FHA and Ginnie Mae, and each of their successor entities (as applicable) that holds, controls, owns or guarantees the performance of the applicable Mortgage Loans.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and the Parent Subsidiaries or the Company Subsidiaries, as applicable.

“Rollover RSA” means a Company RSA that is listed in Section 3.4(b) of the Company Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.  For the purposes of this Agreement, none of Fund I shall be deemed to be a Subsidiary of the Company or any of its respective Subsidiaries.

“Superior Proposal” means a bona fide Acquisition Proposal (with references to twenty percent (20%) being deemed replaced with references to sixty six and two thirds percent (66 2/3%) and references to eighty percent (80%) being deemed to be replaced with references to thirty three and one third percent (33 1/3%)) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and likelihood of consummation of such proposals) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, valueadded, occupation, environmental, disability, real property, personal property, registration, alternative or addon minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement.

“Vested RSA” means a Company RSA that is outstanding immediately prior to the Effective Time, other than any Rollover RSA.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptance Time	Section 1.1(f)
Agreement	Preamble
Arrangements	Section 7.13
Articles of Merger	Section 2.3
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)
Bribery Legislation	Section 4.9(c)
Cancelled Shares	Section 3.1(b)
Cash Consideration	Section 1.1(a)
Cash Election	Section 1.1(c)(i)
Cash Election Shares	Section 1.1(c)(i)
Cause	Section 7.16(b)
Certificates	Section 3.2(b)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Common Merger Consideration	Section 3.1(a)
Company	Preamble
Company Additional Dividend Amount	Section 6.4(a)
Company Base Preferred Stock	Section 4.2(a)
Company Benefit Plans	Section 4.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV
Company MBS	Section 4.17
Company Mortgage Files	Section 4.18(a)
Company Mortgage Loans	Section 4.18(a)
Company Mortgage Notes	Section 4.18(a)
Company Permits	Section 4.9(b)
Company Preferred Shares	Section 3.1(d)
Company Preferred Stock	Section 3.1(d)
Company Principal MBS Agreements	Section 4.17
Company SEC Documents	Section 4.5(a)
Company Shares	Recitals
Company Special Committee	Recitals
Company Stockholders	Recitals
Continuing Employees	Section 7.16(a)
Converted RSA	Section 3.4(d)

Effective Time	Section 2.3
Election	Section 1.1(c)(i)
Election Deadline	Section 3.1(E)(i)
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 1.1(a)
FCPA	Section 4.9(c)
Form of Election in Offer	Section 1.1(c)(i)
Form of Election in Merger	Section 3.1(e)(i)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.21
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(d)
Mailing Date	Section 3.1(e)(i)
Manager Employee	Section 7.16(c)
Maryland Department	Section 2.3
Maryland Short Form Merger Notice	Section 1.1(e)(ii)(D)
Material Contract	Section 4.16(a)
Maximum Cash Shares in Offer	Section 1.1(c)(iii)(1)
Maximum Cash Shares in Merger	Section 3.1(e)(iii)(1)
Maximum Stock Shares in Offer	Section 1.1(c)(iii)(3)
Maximum Stock Shares in Merger	Section 3.1(e)(iii)(3)
MD Courts	Section 10.9(b)
Membership Units	Section 4.2(b)
Merger	Recitals
Merger Cash Proration Factor	3.1(e)(iii)(2)
Merger Stock Proration Factor	3.1(e)(iii)(4)
Minimum Condition	Section 1.1(a)(i)
MGCL	Recitals
Mixed Consideration	Section 1.1(a)
Mixed Election	Section 1.1(c)(i)
Mixed Election Shares	Section 1.1(c)(i)
No-Action Letter	Section 4.9(e)
No Election Share	Section 1.1(c)(v)
Offer	Recitals
Offer Cash Proration Factor	Section 1.1(c)(iii)(2)
Offer Stock Proration Factor	Section 1.1(c)(iii)(4)
Offer Consideration	Section 1.1(a)
Offer Documents	Section 1.1(g)(i)(1)
Offer to Purchase	Section 1.1(a)
Outside Date	Section 9.1(d)
Parent	Preamble
Parent Capitalization Date	Section 5.2(a)

Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1(a)
Parent Permits	Section 5.9(b)
Parent SEC Documents	Section 5.5(a)
Parent Series A Preferred Stock	Section 5.2(a)
Parent Series B Preferred Stock	Section 5.2(a)
Parent Series C Preferred Stock	Section 5.2(a)
Parent Series D Preferred Stock	Section 5.2(a)
Parties	Preamble
Party	Preamble
Phantom Units	Section 4.2(b)
Preferred Merger Consideration	Section 3.1
Purchaser	Preamble
Qualified REIT Subsidiary	Section 4.1(b)
Qualifying Income	Section 9.2(c)(i)
REIT	Section 4.11(b)
Required Consents	Section 4.4(a)
Sarbanes-Oxley Act	Section 4.6
Schedule TO	Section 1.1(g)(i)(1)
Schedule 14D-9	Section 1.2(b)
Special Distribution	Section 6.1(ii)(b)
Specified Compensation Amount	Section 6.16(b)
Stock Consideration	Section 1.1(a)
Stock Election	Section 1.1(c)(i)
Stock Election Shares	Section 1.1(c)(i)
Surviving Corporation	Section 2.1
Taxable REIT Subsidiary	Section 4.1(b)
Termination Amendment	Section 7.14(a)
Termination Fee	Section 9.2(b)(i)
Termination Payee	Section 9.2(c)(i)
Termination Payor	Section 9.2(c)(i)
Transactions	Recitals

Annex B

to

Agreement and Plan of Merger

Conditions to the Offer

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of this Agreement and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of this Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that:

(A)                               the Minimum Condition shall not have been satisfied at any expiration of the Offer;

(B)                               any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

(C)                               the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order at any expiration of the Offer;

(D)                               the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Series E Preferred Stock to be issued in the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, at any expiration of the Offer;

(E)                                any of the following conditions exist or have occurred:

(1)                                 (A) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2(f), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.7, Section 4.8(a), Section 4.11(b)(i), Section 4.11(b)(ii), Section 4.22, Section 4.23 and Section 4.24 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(c) shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set forth in Section 4.1(b), Section 4.2(b), Section 4.2(d), Section 4.2(e) and Section 4.21 shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2)                                 the Company shall not have, in all material respects, performed or complied with its obligations, agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer;

(3)                                 an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect shall have occurred after the date of this Agreement;

(4)                                 Parent and Purchaser shall have failed to receive from the Company a certificate, dated the expiration date of the Offer and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred;

(5)                                 (i) Parent shall not have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the Company shall not have received an opinion of DLA Piper LLP (US), counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(6)                                 (i) the Company shall not have received a written opinion of K&L Gates LLP, tax counsel to Parent, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, (A) at all times since its taxable year ended December 31, 1997 through the date of the expiration of the Offer, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification as a REIT under the Code (solely for purpose of rendering this opinion, K&L Gates LLP will be able to rely on the opinion referred to in clause (ii) below); and (ii) Parent shall not have received a written opinion of Hunton & Williams LLP, tax counsel to the Company, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, at all times since its taxable year ended December 31, 2007 and through the date of the expiration of the Offer, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

(7)                                 the Management Agreement shall not have been terminated in accordance with the terms of the Termination Amendment; or

(8)                                 this Agreement shall have been terminated in accordance with its terms;

(F)                                 the Required Consents of Governmental Authorities and Program Lenders shall not have been obtained at or prior to the expiration of the Offer; or

(G)                               any of the following conditions exist or have occurred:

(1)                                 (A) the representations and warranties of Parent and Purchaser set forth in the first sentence of Section 5.1(a), Section 5.3(a), Section 5.3(b), Section 5.7, Section 5.8(a), Section 5.14(b)(i), Section 5.14(b)(ii), and Section 5.16 shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); (B) the representations and warranties of Parent or Purchaser set forth in Section 5.2(a) and Section 5.2(c) shall not be true and correct in all respects as of immediately prior to the expiration of the Offer as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of Parent and Purchaser set forth in Section 5.1(b), Section 5.2(b) and Section 5.2(d) shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of Parent and Purchaser set forth in this Agreement shall not be true and correct as of the expiration of the Offer (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of the expiration of the Offer (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(2)                                 Parent and Purchaser shall not have, in all material respects, performed or complied with its agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the expiration of the Offer; and

(3)                                 an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred after the date of this Agreement.

Except as expressly set forth in this Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition or as set forth in Section 1.1(b) of this Agreement), in each case, subject to the terms of this Agreement and the applicable rules and regulations of the SEC.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex C

to

Agreement and Plan of Merger

FORM OF ARTICLES SUPPLEMENTARY

OF

7.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

OF

ANNALY CAPITAL MANAGEMENT, INC.

Annaly Capital Management, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions that reclassified not more than 11,500,000 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of preferred stock of the Corporation, par value $0.01 per share, and designated such shares as “Series E Cumulative Redeemable Preferred Stock” with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Section 1.                             Designation and Number.  A series of Preferred Stock, designated the 7.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”), is hereby established.  The number of shares of Series E Preferred Stock shall be 11,500,000.

Section 2.                             Rank.  The Series E Preferred Stock will rank, with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation:  (a) senior to all classes or series of the Common Stock, and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with the Corporation’s 7.875% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the Corporation’s 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), the Corporation’s 7.50% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), and with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the

Series E Preferred Stock.  The Series E Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

Section 3.                             Dividends.

(a)                                 Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to dividend rights, the holders of shares of the Series E Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series E Preferred Stock (equivalent to the fixed annual amount of $1.90625 per share of the Series E Preferred Stock).  Such dividends shall accrue and be cumulative from and including [•](1) and shall be payable to holders quarterly in arrears on each Dividend Payment Date (as defined below), commencing [next payment date of Annaly preferred after merger closing]; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  The amount of any dividend payable on the Series E Preferred Stock for any Dividend Period (as defined below), including any partial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below).  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series E Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series E Preferred Stock that is outstanding on such date.  “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the applicable Dividend Payment Date.  “Dividend Payment Date” shall mean, as applicable, March 31, June 30, September 30, and December 31, commencing on [next payment date of Annaly preferred after merger closing].  “Dividend Period” shall mean the respective periods commencing on, and including, the first day of January, April, July and October of each year and ending on, and including, the day preceding the first day of the next succeeding Dividend Period (other than the Dividend Period during which any shares of Series E Preferred Stock shall be redeemed pursuant to Section 5 or Section 6, which shall end on, and include, the

(1) NTD:  Date expected to be April 1 or July 1.  If Hatteras has not declared the second quarter dividend (i.e., closing occurs before mid-June), accrual will begin on the first day of the first month of the second quarter (April 1), and payment dates will be the same as Annaly’s payment dates (i.e., second quarter dividend to be paid on June 30).  If Hatteras has declared the second quarter dividend (expected to be on or about June 15) and closing occurs prior to the payment date (i.e., closing occurs between June 16 and July 15), Annaly will assume the second quarter dividend payment obligation (i.e., second quarter dividend to be paid on July 15) and accrual for the third quarter will begin on the first day of the first month of the quarter (July 1), and future payment dates will be the same as Annaly’s payment dates.  If closing occurs after July 15 and Hatteras has not declared the third quarter dividend (i.e., closing occurs between July 16 and mid-September), accrual will begin on the first day of the first month of the third quarter (July 1), and payment dates will be the same as Annaly’s payment dates (i.e., third quarter dividend to be paid on September 30).

day preceding the call date with respect to the shares of Series E Preferred Stock being redeemed). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banks in New York, New York are required by law, regulation or executive order to close.

(b)                                 Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Stock shall accrue whether or not (i) the Corporation has earnings, (ii) there are funds legally available for the payment of such dividends, or (iii) those dividends are authorized or declared.

(c)                                  Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series E Preferred Stock (other than a dividend payable solely in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except (i) by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) for the purchase of shares of Series E Preferred Stock, Preferred Stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series E Preferred Stock, or capital stock or equity securities of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, (iii) for the redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, and (iv) for the purchase or acquisition of Preferred Stock of the Corporation ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock), unless full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d)                                 When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series E Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

(e)                                  Holders of shares of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided herein.  Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.  Accrued but unpaid dividends on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4.                             Liquidation Preference.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25.00 per share of Series E Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment.  In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series E Preferred Stock in the distribution of assets, then the holders of shares of Series E Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of shares of Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b)                                 In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law (the “MGCL”), amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series E Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.                             Optional Redemption.

(a)                                 Shares of Series E Preferred Stock shall not be redeemable prior to August 27, 2017 except as set forth in Section 6 or to preserve the qualification of the Corporation as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes.  In addition, the Series E Preferred Stock shall be subject to the provisions of Section 9 pursuant to which Series E Preferred Stock owned by a stockholder in excess of the Series E Ownership Limit (as defined in Section 9(a)) shall automatically be transferred to a Charitable Trust (as defined in Section 9(a)) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a)).

(b)                                 On and after August 27, 2017, the Corporation, at its option upon not fewer than 30 and not more than 60 days’ written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”).  If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Series E Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in Section 9(a)).  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred Stock (other than a holder of Series E Preferred Stock that has received an exemption pursuant to Section 9(h)) would have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will own an amount of Series E Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.  Holders of shares of Series E Preferred Stock to be redeemed shall surrender such shares of Series E Preferred Stock at the place, or in accordance with the book-entry procedures, designated in the notice of redemption and shall be entitled to the redemption price of $25.00 per share plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption.  If (i) notice of redemption of any shares of Series E Preferred Stock has been given, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest.  So long as full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, subject to the provisions of applicable law, nothing herein shall prevent or restrict the Corporation’s right or ability, from time to time, to repurchase all or any part of the Series E Preferred Stock, including the repurchase of shares of Series E Preferred Stock in open-market transactions and individual purchases at such prices as negotiated by the Corporation, in each case as duly authorized by the Board of Directors.

(c)                                  In the event of any redemption of the Series E Preferred Stock in order to preserve the qualification of the Corporation as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in Sections 5 and 9 of these Articles Supplementary.  If the Corporation calls for redemption of any shares of Series E Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to, but not including, the date fixed for redemption.

(d)                                 Unless full cumulative dividends on all shares of the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are authorized and (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series E Preferred Stock shall be redeemed pursuant to the Redemption Right or the Special Optional Redemption Right (as defined in Section 6(a)) unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any class or series of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series E Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock); provided, however, that the foregoing shall not prevent (i) the purchase of shares of Series E Preferred Stock, Preferred Stock of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on parity with the Series E Preferred Stock, or capital stock or equity securities of the Corporation ranking, as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these

Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT (as defined in Section 9(a)) for U.S. federal income tax purposes, (ii) the redemption or acquisition of shares under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services, or (iii) the purchase or acquisition of shares of Series E Preferred Stock or Preferred Stock of the Corporation ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

(e)                                  Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation as maintained by the transfer agent of the Corporation.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom such notice was defective or not given.  In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state:  (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series E Preferred Stock.  If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.  The redemption of shares of Series E Preferred Stock may be made conditional on such factors as may be determined by the Board of Directors and set forth in the notice of redemption.

(f)                                   If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series E Preferred Stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates to, but not including, the date of redemption.  Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption has been given.

(g)                                  All shares of Series E Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 6.                             Special Optional Redemption by the Corporation.

(a)                                 Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends to, but not including, the redemption date (the “Special Optional Redemption Right”).  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.  If, prior to the Change of Control Conversion Date (as defined in Section 8(a)), the Corporation has provided or provides notice of redemption with respect to the Series E Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series E Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:

(i)                                     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)                                  following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(b)                                 In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, such notice shall state:  (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series E Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series E Preferred Stock; (viii) that the shares of Series E Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that the holders of the shares of Series E Preferred Stock to which the notice relates will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.  If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Corporation that will not result in a violation of the Series E Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in Section 9(a)).  If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series E Preferred Stock (other than a holder of Series E Preferred Stock that has received an exemption pursuant to Section 9(h)) would have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold an amount of Series E Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

(c)                                  If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series E Preferred Stock called for redemption, then from and after the redemption date, those shares of Series E Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series E Preferred Stock will terminate.  The holders of those shares of Series E Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest.  So long as full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, subject to the provisions of applicable law, nothing herein shall prevent or restrict the Corporation’s right or ability, from time to time, to repurchase all or any part of the Series E Preferred Stock, including the repurchase of shares of Series E Preferred Stock in open-market transactions and individual purchases at such prices as negotiated by the Corporation, in each case duly authorized by the Board of Directors.

(d)                                 The holders of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series E

Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series E Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due.  Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e)                                  All shares of Series E Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7.                             Voting Rights.

(a)                                 Holders of the Series E Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b)                                 Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of shares of the Series E Preferred Stock (voting together as a single class with the holders of all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) and the entire Board of Directors will be increased by two directors, until all dividends accumulated on such Series E Preferred Stock and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment;

(c)                                  The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal.  The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series E Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full.  A dividend in respect of Series E Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d)                                 At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least

10% of the outstanding shares of Series E Preferred Stock and Parity Preferred, a special meeting of the holders of Series E Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given.  The record date for determining holders of the Series E Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed.  At any such annual or special meeting, all of the holders of the Series E Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series E Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively.  The holder or holders of one-third of the Series E Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law.  Notice of all meetings at which holders of the Series E Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stock transfer records.  At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series E Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present.  If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e)                                  If and when all accumulated dividends on the Series E Preferred Stock and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series E Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly.

Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series E Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting as a single class).  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred).  Each of the Preferred Directors shall be entitled to one vote on any matter.

(f)                                   So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series

E Preferred Stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to:  (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series E Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of the assets of the Corporation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; provided, however, that with respect to the occurrence of any of the events set forth in clause (ii) above, so long as (1) the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series E Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series E Preferred Stock, then the occurrence of such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (ii) above. In addition, if, pursuant to the occurrence of any of the events set forth in clause (ii) above, the holders of the Series E Preferred Stock receive the greater of the full trading price of the Series E Preferred Stock on the date of such event set forth in clause (ii) above or the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the date of such event set forth in clause (ii) above, then such holders shall not have any voting rights with respect to the events set forth in clause (ii) above.

Notwithstanding the foregoing, if the occurrence of any such event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock (voting as a separate class) shall also be required.

Holders of shares of Series E Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series E Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

Except as set forth herein, holders of the Series E Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of shares of the Series E Preferred Stock shall not be required for, the taking of any corporate action, including any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, regardless of the effect that such corporate action or event may have upon the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock.

(g)                                  The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h)                                 In any matter in which the Series E Preferred Stock may vote (as expressly provided herein), each share of Series E Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8.                             Conversion.  The shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.

(a)                                 Upon the occurrence of a Change of Control, each holder of shares of Series E Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem some or all of the Series E Preferred Stock pursuant to the Redemption Right or the Special Optional Redemption Right, to convert some or all of the Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock to be converted (the “Common Stock Conversion Consideration”), which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series E Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) [•] (2)(the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to the Common Stock as follows:  the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding

(2) NTD:  Share cap to be adjusted to preserve the economics of the Hatteras Preferred.  Formula would be:  New Share Cap is equal to (A) Old Share Cap, multiplied by (B) a fraction in which (i) the numerator is equal to the sum of (x) the cash portion of the mixed consideration and (y) the product of (1) the stock portion of the mixed consideration and (2) the Annaly stock price as of closing (measured using a 10-day VWAP prior to closing), and (ii) the denominator is the Annaly stock price as of closing.

after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series E Preferred Stock shall receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”).  The Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration.”

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” is the date the Series E Preferred Stock is to be converted, which shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no fewer than 20 days nor more than 35 days after the date on which the Corporation mails such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b)                                 No fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock.  In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)                                  Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be mailed to the holders of record of the shares of Series E Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series E Preferred Stock except as to the holder to whom notice was defective or not given.  The Corporation will send the notice to the address shown on its stock transfer records, and the notice shall state:  (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series E Preferred Stock, the holders of Series E Preferred Stock will not be able to convert the Series E Preferred Stock designated for redemption and such shares of Series E Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right; and (x) the last date on which the holders of Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(d)                                 The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series E Preferred Stock.

(e)                                  In order to exercise the Change of Control Conversion Right, a holder of shares of Series E Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent.  Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary.  Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f)                                   Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date.  The notice of withdrawal must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the conversion notice.  Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)                                  Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series E Preferred Stock, whether pursuant to the Redemption Right or the Special Optional Redemption Right.  If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of redemption in accordance with the Redemption Right or the Special Optional Redemption Right.

(h)                                 The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i)                                     Notwithstanding anything to the contrary contained herein, no holder of shares of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Series E Ownership Limit (as defined in Section 9(a)), the Aggregate Stock Ownership Limit (as defined in Section 9(a)), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(i), unless the Corporation provides an exemption from the applicable limits.

Section 9.                             Restrictions on Ownership and Transfer.

(a)                                 Definitions.  For the purposes of Section 5 and this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock.  The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Ownership” shall mean ownership of Series E Preferred Stock by a Person, whether the interest in the shares of Series E Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” has the meaning set forth in Article XI of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 9(c)(vi) of these Articles Supplementary, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any Charitable Trust provided for in Section 9(c) of these Articles Supplementary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series E Preferred Stock by a Person, whether the interest in the shares of Series E Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created as a result of a waiver pursuant to Section 12 of Article XI of the Charter or by the Board of Directors pursuant to Section 9(h) of these Articles Supplementary.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or the Board of Directors pursuant to Section 9(h) of these Articles Supplementary and subject to adjustment pursuant to Section 9(i) of these Articles Supplementary, the percentage limit established for an Excepted Holder by a waiver pursuant to Section 12 of Article XI of the Charter or the Board of Directors pursuant to Section 9(h) of these Articles Supplementary.

“Market Price” on any date shall mean, with respect to the Series E Preferred Stock, the Closing Price for such Series E Preferred Stock on such date.  The “Closing Price” on any date shall mean the last reported sale price for such Series E Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series E Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Series E Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series E Preferred Stock is listed or admitted to trading or, if such Series E Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series E Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series E Preferred Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Series E Preferred Stock, the fair market value of the Series E Preferred Stock, as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set apart for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b) of these Articles Supplementary, would Beneficially Own or Constructively Own shares of Series E Preferred Stock in violation of the provisions of Section 9(b)(i), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Series E Preferred Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series E Preferred Stock set forth herein is no longer required in order for the Corporation to continue to qualify as a REIT.

“Series E Ownership Limit” shall mean not more than nine and eight-tenths percent (9.8%) in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Series E Preferred Stock of the Corporation.  The number and value of the outstanding shares of

Series E Preferred Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series E Preferred Stock or the right to vote or receive dividends on Series E Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series E Preferred Stock or any interest in Series E Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series E Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

(b)                                 Ownership Limitations.

(i)                                     Prior to the Restriction Termination Date, but subject to Section 9(l):

(A)                               (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series E Preferred Stock, taking into account any other Capital Stock Beneficially or Constructively Owned by such Person, in excess of the Aggregate Stock Ownership Limit, and (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series E Preferred Stock in excess of the Series E Ownership Limit.

(B)                               Except as provided in Section 9(h) hereof, no Person shall Beneficially Own or Constructively Own shares of Series E Preferred Stock to the extent that such Beneficial Ownership or Constructive Ownership of Series E Preferred Stock, taking into account any other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(C)                               Except as provided in Section 9(h) hereof, no person shall Transfer of shares of Series E Preferred Stock to the extent such Transfer would result in the Capital Stock being Beneficially Owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(D)                               Except as provided in Section 9(h) hereof, no Person shall Beneficially Own or Constructively Own shares of Series E Preferred Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the

Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT.

(ii)                                  If, prior to the Restriction Termination Date, any Transfer of shares of Series E Preferred Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series E Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, (A) then that number of shares of Series E Preferred Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Series E Preferred Stock; or (B) if the transfer to the Charitable Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 9(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series E Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series E Preferred Stock.

(c)                                  Transfer of Series E Preferred Stock in Trust.

(i)                                     Upon any purported Transfer or other event described in Section 9(b)(ii) of these Articles Supplementary that would result in a transfer of shares of Series E Preferred Stock to a Charitable Trust, such shares of Series E Preferred Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 9(b)(ii).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(c)(vi) of these Articles Supplementary.

(ii)                                  Shares of Series E Preferred Stock held by the Trustee shall be issued and outstanding shares of Series E Preferred Stock of the Corporation.  The Prohibited Owner shall have no rights in the Series E Preferred Stock held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

(iii)                               The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series E Preferred Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid to the Prohibited Owner prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Trustee shall be paid with respect to such shares of Series E Preferred Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Series E Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Trustee and (ii) to re-cast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and re-cast such vote.  Notwithstanding the provisions of these Articles Supplementary to the contrary, until the Corporation has received notification that shares of Series E Preferred Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv)          Within 20 days of receiving notice from the Corporation that shares of Series E Preferred Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv).  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transfer), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii).  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Series E Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v)                                 Shares of Series E Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii).  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to

Section 9(c)(iv).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(vi)                              By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Series E Preferred Stock held in the Charitable Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(d)                                 Remedies for Breach.  If the Board of Directors of the Corporation or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 9(b) of these Articles Supplementary or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series E Preferred Stock in violation of Section 9(b) of these Articles Supplementary (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 9(b)(i) of these Articles Supplementary shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(e)                                  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series E Preferred Stock that will or may violate Section 9(b)(i) or any Person who would have owned shares of Series E Preferred Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 9(b)(ii) of these Articles Supplementary shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(f)                                   Owners Required To Provide Information.  Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Series E Preferred Stock and each Person (including the stockholder of record) who is holding Series E Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Series E Ownership Limit.

(g)                                  Remedies Not Limited.  Nothing contained in these Articles Supplementary shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

(h)                                 Exceptions.

(i)                                     The Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Series E Ownership Limit or the restriction under Sections 9(b)(i)(B), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its qualification as a REIT.

(ii)                                  Prior to granting any exception pursuant to Section 9(h)(i), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)                               Subject to Sections 9(b)(i)(B), (C) and (D), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or private resale of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) may Beneficially Own or Constructively Own shares of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) in excess of the Aggregate Stock Ownership Limit, the Series E Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or private resale, and provided that the restrictions contained in Section 9(b)(i) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Series E Preferred Stock.

(i)                                     Change in the Aggregate Stock Ownership Limit and the Series E Ownership Limit.  Subject to Section 9(b)(i)(B), the Board of Directors may from time to time increase or decrease the Series E Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that any decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Series E Preferred Stock is in excess of such decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s percentage of Series E Preferred Stock equals or falls below the decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit, but until such time as such Person’s percentage of Series E Preferred Stock falls below such decreased Series E Ownership Limit and/or Aggregate Stock Ownership Limit any further acquisition of Series E Preferred Stock will be in violation of the Series E Ownership Limit and/or Aggregate Stock Ownership Limit and, provided, further, that any increased or decreased Series E Ownership

Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding shares of Capital Stock.

(j)                                    Legend.  Each certificate for shares of Series E Preferred Stock shall bear a legend summarizing the provisions of this Section 9.  Instead of such legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(k)                                 Severability.  If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l)                                     NYSE Transactions.  Nothing in Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

(m)                             Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

(n)                                 Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(o)                                 Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 9 of these Articles Supplementary, including any definition contained in Section 9(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

Section 10.                      Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series E Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Series E Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 11.                      Record Holders.  The Corporation and its transfer agent may deem and treat the record holder of any shares of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 12.                      No Maturity or Sinking Fund.  The Series E Preferred Stock shall have no maturity date and the Corporation is not required to redeem the Series E Preferred Stock at any time; provided, however, that the Series E Preferred Stock owned by a stockholder in excess of the Series E Ownership Limit or Aggregate Stock Ownership Limit shall be subject to the provisions of Section 5 and Section 9 of these Articles Supplementary.  The Series E Preferred Stock is not subject to any sinking fund.

Section 13.                      Exclusion of Other Rights.  The Series E Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14.                      Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15.                      Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series E Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16.                      No Preemptive Rights.  No holder of shares of Series E Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

SECOND:  The Series E Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. The reclassification of shares of Common

Stock into Preferred Stock pursuant to the first paragraph of Article FIRST increases the number of shares classified as Preferred Stock from [   ] shares immediately prior to the reclassification to [   ] shares immediately after the reclassification.  The reclassification decreases the number of shares classified as Common Stock from [   ] shares immediately prior to the reclassification to [   ] shares immediately after the reclassification.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its [•] and attested to by its [•] as of the date first written above.

ANNALY CAPITAL MANAGEMENT, INC.

By:
Name: [•]
Title: [•]

ATTEST:

By:
Name: [•]
Title: [•]

[Signature page for Series E Preferred Stock articles supplementary]